EXECUTION COPY
AMENDMENT NO. 1 TO CREDIT AGREEMENT
     AMENDMENT dated as of December 5, 2008 to the Credit Agreement dated as of April 19, 2007 among KING PHARMACEUTICALS, INC., as Borrower, the Lenders party thereto (the “Lenders”), CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent, Collateral Agent and Swingline Lender, and the other agents party thereto (as amended prior to the date hereof, the “Existing Credit Agreement”).
PRELIMINARY STATEMENTS
     Pursuant to the Merger Agreement (such term and other terms used but not otherwise defined in these Preliminary Statements having the meanings set forth in Article I of the Existing Credit Agreement as amended hereby (the “Amended Credit Agreement”)) the Borrower intends to acquire (the “Acquisition”) all of the Shares pursuant to a two-step transaction in which (a) Merger Sub will acquire pursuant to the Tender Offer, for a purchase price of $37 per share in cash, those Shares that have been validly tendered and not withdrawn and accepted for payment pursuant to the Tender Offer and (b) on the Merger Date and in accordance with the Merger Agreement, Merger Sub will be merged with and into the Target with the Target being the surviving corporation (the “Merger”), and each Share not acquired in the Tender Offer will be converted into the right to receive $37 in cash pursuant to, and subject to the provisions of, the Merger Agreement. The Borrower also intends to enter into the Term Loan Credit Agreement (the term loan facility set forth therein, the “Term Loan Facility”), the proceeds of which are to be used to enable Merger Sub to pay a portion of the Acquisition Consideration together with fees and expenses incurred in connection with the Transactions.
     In connection with the foregoing, Borrower has requested that the Lenders amend the Existing Credit Agreement to, among other things, permit the Acquisition and the Term Loan Facility. The Lenders have agreed to make such amendments on the terms, and subject to the conditions, set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:
     Section 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein that is defined in the Amended Credit Agreement has the meaning assigned to such term in the Amended Credit Agreement. Each reference to “this Agreement”, “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference in the Existing Credit Agreement, and each reference in any other Loan Document to “the Credit Agreement”, “thereof”, “thereunder”, “therein” or “thereby” or other similar reference to the Existing Credit Agreement, shall, after the Amendment No. 1 Effective Date (as defined in Section 3 of this Amendment), refer to the Existing Credit Agreement as amended hereby.
     Section 2. Amendments to Existing Credit Agreement. With effect from the Amendment No. 1 Effective Date, the Existing Credit Agreement (but not the Exhibits

and Schedules attached thereto, which shall be replaced on or prior to the Amendment No. 1 Effective Date as set forth in Section 3(t) below) shall be amended to read in its entirety as set forth in Exhibit A hereto.
     Section 3. Conditions to Effectiveness of Amendments to Existing Credit Agreement. The amendments set forth in Section 2 shall become effective on the date (the “Amendment No. 1 Effective Date”) on which, and only when, each of the following conditions shall have been satisfied:
     (a) The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Banks, a favorable written opinion of (a) Dewey & LeBoeuf LLP, counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, and (b) each other counsel that delivers an opinion in respect of the Term Loan Facility, in form and substance reasonably satisfactory to the Administrative Agent, in each case (A) dated the Amendment No. 1 Effective Date, (B) addressed to the Administrative Agent, the Issuing Banks and the Lenders, and (C) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.
     (b) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Amendment No. 1 Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Amendment No. 1 Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the Borrowings under the Amended Credit Agreement, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders, the Issuing Banks or the Administrative Agent, may reasonably request.
     (c) The Administrative Agent shall have received a certificate, dated the Amendment No. 1 Effective Date and signed by a Financial Officer of the Borrower, confirming compliance as of the Amendment No. 1 Effective Date with the conditions precedent set forth in paragraphs (b), (c) and (d) of Section 4.01 of the Amended Credit Agreement and paragraphs (h)(iii), (h)(iv), (h)(v), (i), (j), (m)(ii), (o), (p) and (q) of this Section 3.

     (d) After giving effect to the Transactions occurring on the Amendment No. 1 Effective Date, the Borrower and the Subsidiaries shall have outstanding no Indebtedness for borrowed money or preferred stock other than (i) Indebtedness under the Loan Documents, (ii) the Convertible Notes, (iii) Term Indebtedness and (iv) other Indebtedness permitted under Section 6.01 of the Amended Credit Agreement (other than clause (m) thereof).
     (e) The Collateral Agent shall have received a fully executed copy of the Security Documents which (i) shall be in form and substance substantially identical to the Security Documents delivered on or prior to the Amendment No. 1 Effective Date in connection with the Term Indebtedness, (ii) shall provide that the Obligations are guaranteed by substantially all Domestic Subsidiaries (and other Subsidiaries guaranteeing the Term Indebtedness) as of the Amendment No. 1 Effective Date subject only to exceptions and limitations substantially identical to those applicable to guarantees in favor of the Term Indebtedness and (iii) shall provide that the Obligations and the guarantees thereof shall be secured by a perfected first priority lien on substantially all assets of the Borrower and its Domestic Subsidiaries, which lien shall rank pari passu with the lien securing the Term Indebtedness and which liens shall be subject only to exceptions and limitations substantially identical to those applicable to the liens securing the Term Indebtedness. The Security Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Amendment No. 1 Effective Date. The Collateral Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and priority described in each Security Document.
     (f) The Collateral Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Amendment No. 1 Effective Date and duly executed by a Responsible Officer of the Borrower, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such persons, in which the chief executive office of each such person is located and in the other jurisdictions in which such persons maintain property, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.
     (g) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, and an insurance broker’s letter with respect to, the insurance policies required by Section 5.02 of the Amended Credit Agreement and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance satisfactory to the Administrative Agent.
     (h) (i) The definitive documents filed with the SEC with respect to the commencement of the Tender Offer shall have been provided to the Administrative Agent prior to the Amendment No. 1 Effective Date (or, in the case of any amendments, supplements or other modifications that were subsequently filed, prior to the filing thereof), and the terms and conditions thereof and documentation relating thereto (the “Tender Offer Documentation”) shall be in form and substance reasonably satisfactory to the Agents (it being understood that the Tender Offer Documentation dated September 12, 2008, as extended on October 13, 2008 and as further extended on November 24, 2008 and as amended to reflect the changes thereto set forth in the Merger Agreement as in effect on the date hereof is in form and substance satisfactory to the Agents) and shall be in full force and effect, (ii) the Tender Offer Documentation shall not have been altered, amended or otherwise changed or supplemented, in each case in any respect that could reasonably be expected to be materially adverse to the rights or interests of the Administrative Agent or the Lenders, and no condition thereto shall have been waived, altered, amended or otherwise changed or supplemented, in each case without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), (iii) all material aspects of the Tender Offer shall have been consummated in accordance with applicable laws and the description thereof in the Tender Offer Documentation, (iv) the offer price in the Tender Offer shall not exceed an amount mutually agreed upon by the Administrative Agent and the Borrower, and (v) Merger Sub shall have accepted for payment, pursuant to the Tender Offer, a number of Shares (x) equal to at least a majority of the total number of Shares outstanding and (y) representing at least a majority of the combined voting power of all equity securities of the Target, in each case on a fully diluted basis (the “Minimum Acceptance Condition”).
     (i) The Borrower shall have paid Acquisition Consideration from cash and cash equivalents on hand (and not from the proceeds of the Loans, loans under the Term Loan Credit Agreement or any other Indebtedness) in an amount not less than the greater of (i) $1,000,000,000 and (ii) the amount necessary to purchase Shares in an amount sufficient to satisfy the Minimum Acceptance Condition.
     (j) All shareholder rights plans, “poison pill” or any similar plans or charter or by-law provisions and all anti-takeover or similar statutes, including Section 203 of the Delaware General Corporations Law, are or will be invalid or inapplicable to the acquisition of Shares pursuant to the Transactions and to the Borrower, the Target, Merger Sub and their Affiliates.
     (k) The Administrative Agent shall have received copies of the Merger Agreement and all certificates, opinions and other documents delivered thereunder, certified by a Financial Officer as being complete and correct.
     (l) The Administrative Agent shall have received a fully executed copy of the Term Loan Credit Agreement, which agreement (i) shall have terms (other than pricing and yield), taken as a whole, not less favorable in any material respect to the Loan Parties or the Lenders than the terms set forth on Exhibit B hereto or than the Amended Credit Agreement (as such Amended Credit Agreement may be further amended prior to the Amendment No. 1 Effective Date pursuant to Section 5 below), (ii) shall have a maturity not earlier than the maturity of the Credit Facilities and (iii) shall be in an aggregate committed amount of not greater than $300,000,000 (it being understood that to the extent not satisfying the requirements set forth in clause (i) through (iii) above, such Term Loan Credit Agreement must be in form and substance reasonably satisfactory to the Required Lenders). The Term Loan Credit Agreement shall be in full force and effect on the Amendment No. 1 Effective Date and, simultaneously with the effectiveness of this Amendment, the first drawing under the Term Loan Credit Agreement shall have occurred.

     (m) (i) The Lenders shall have received the financial statements and opinions referred to in Section 3.05 of the Amended Credit Agreement, none of which shall demonstrate a material adverse change in the financial condition of the Borrower or the Target, as applicable, from (and shall not otherwise be materially inconsistent with) the financial statements or forecasts previously provided to the Lenders (it being agreed that the financial statements provided to the Joint Arrangers prior to November 23, 2008 are satisfactory) and (ii) there shall have been no material change to the capital stock of the Borrower or the Target since November 23, 2008.
     (n) The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower certifying that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Transactions to occur on the Amendment No. 1 Effective Date, are solvent.
     (o) The Administrative Agent shall be satisfied, in its reasonable judgment, that the Borrower’s Consolidated EBITDA for the four-fiscal quarter period ended at least 30 days prior to the Amendment No. 1 Effective Date (excluding Consolidated EBITDA of the Target and its subsidiaries) shall not be less than $500,000,000.
     (p) All requisite Governmental Authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required (except to the extent such approvals or consents are not material to the Transactions or the other transactions contemplated hereby), all applicable appeal periods shall have expired and there shall not be any pending or threatened litigation, governmental, administrative or judicial action that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Transactions or the other transactions contemplated hereby. Without limiting the foregoing, the waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act 1976 (as amended, the “HSR Act”) shall have expired or have been terminated.
     (q) The Administrative Agent shall have received evidence reasonably satisfactory to it that the Borrower shall have received a public corporate credit rating of B+ or higher by S&P and a public corporate family rating of B1 or higher by Moody’s, in each case as of the Amendment No. 1 Effective Date and after giving effect to the Transactions.
     (r) The Lenders shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
     (s) The Borrower shall have paid to the Administrative Agent, for the account of each Lender delivering an executed counterpart of this Amendment to the Administrative Agent at or prior to 5:00 p.m. New York City time on December 5, 2008, an amendment fee (the “Amendment Fee”) equal to 1.00% of such Lender’s Revolving Credit Commitment (whether used or unused) on such date; provided that no such fee shall be required to be paid to any Lender that agrees, in its sole discretion and in writing, to waive such fee. The Administrative Agent shall also have received all other fees and other amounts due and payable on or prior to the Amendment No. 1 Effective Date, including, to the extent invoiced, reimbursement or payment of all fees and out-of-pocket expenses (including fees, charges and disbursements of outside counsel) required to be reimbursed or paid by any Loan Party under the Amended Credit Agreement or under any other Loan Document.
     (t) The Borrower shall have delivered to the Administrative Agent (i) Schedules to the Amended Credit Agreement in form and substance reasonably satisfactory to the Required Lenders; provided that the parties hereto agree that (x) Schedule 1.01(b), 1.01(c), 3.08, 3.19(a), 3.19(c), 3.20(a) and 3.20(b) shall be deemed to be satisfactory to the Required Lenders to the extent that they are substantially identical to the corresponding Schedules delivered under the Term Loan Credit Agreement and (y) Schedule 1.01(a), 2.01 and 2.04 shall be deemed to be satisfactory to the Required Lenders to the extent that they are substantially identical to the Schedules attached to the Existing Credit Agreement updated solely with respect to contact information and to reflect an increase, if any, in the Revolving Credit Commitments as described in Section 5(c) below and (ii) Exhibits to the Amended Credit Agreement in form and substance reasonably satisfactory to the Required Lenders; provided that the parties hereto agree that (x) Exhibit D, E and F will be deemed to be satisfactory to the Required Lenders if they satisfy the requirements relating to Security Documents set forth in Section 3(e) above, (y) Exhibits G-1, G-2 and G-3 will not be modified or replaced on the Amendment No. 1 Effective Date and (z) all other Exhibits will be deemed to be satisfactory to the Required Lenders if they are substantially identical in form and substance to the corresponding Exhibits to the Existing Credit Agreement with only such modifications as are necessary to reflect the changes made to the Existing Credit Agreement by this Amendment.
The Administrative Agent shall notify the Borrower and the Lenders of the Amendment No. 1 Effective Date, and such notice shall be conclusive and binding.
     Section 4. Certain Consequences Of Effectiveness. On and after the Amendment No. 1 Effective Date, the rights and obligations of the parties to the Existing Credit Agreement and each other Loan Document (as defined in the Existing Credit Agreement, the “Existing Loan Documents”) shall be governed by the Amended Credit Agreement and each Existing Loan Document as amended pursuant to the terms hereof; provided that the rights and obligations of the parties to the Existing Credit Agreement and the other Existing Loan Documents with respect to the period prior to the Amendment No. 1 Effective Date shall continue to be governed by the provisions of the Existing Credit Agreement and the other Existing Loan Documents prior to giving effect to this Amendment and the amendments contemplated hereby. On and after the Amendment No. 1 Effective Date, the Exhibits and Schedules attached to the Existing Credit Agreement shall be deemed to be replaced in their entirety with the Exhibits and Schedules delivered in accordance with Section 3(t).
     Section 5. Certain Consents.
     (a) Each Lender party hereto hereby authorizes the Administrative Agent and/or the Collateral Agent (as appropriate) on behalf of all Lenders to enter into such Security Documents (including any amendments, modifications or restatements of any existing Security Documents as defined in the Existing Credit Agreement (the “Existing Security Documents”)) and hereby consents to any amendments, modifications or restatements of Existing Security Documents as the Administrative Agent shall deem necessary or advisable to satisfy the condition set forth in Section 3(e) (it being understood and agreed that the same Security Documents and the same granting clause may secure the Obligations as well as the obligations of the Loan Parties in respect of the Term Loan Facility).
     (b) Each Lender party hereto hereby further authorizes the Administrative Agent to modify Exhibit A hereto (and in so doing to modify the Amended Credit Agreement) at any time prior to the Amendment No. 1 Effective Date to the extent such modifications are necessary or in the reasonable judgment of the Administrative Agent desirable to ensure that the Term Loan Credit Agreement, taken as a whole, is not less favorable to the Loan Parties or the Lenders in any material respect than the Amended Credit Agreement (taking into account customary differences in the facilities documented thereunder).
     (c) Each Lender party hereto hereby authorizes the Administrative Agent to modify Exhibit A hereto (and in so doing to modify the Amended Credit Agreement) at any time prior to the Amendment No. 1 Effective Date to reflect an increase in the Revolving Credit Commitments of not more than $50,000,000 (it being understood that any Lender approached to provide all or any portion of such additional Revolving Credit Commitments may elect, in its sole discretion, to decline or to provide such additional Revolving Credit Commitments). Such modifications shall include changes necessary or in the reasonable judgment of the Administrative Agent desirable to achieve pro rata treatment of such additional Revolving Credit Commitments with the existing Revolving Credit Commitments, including as to participation in Letters of Credit and allocation of outstanding Loans.
     Any such amendment, modification or restatement referred to in this Section 5 shall become effective upon the written agreement of the Administrative Agent, the applicable Loan Parties and any lender providing any portion of the increase in the Revolving Credit Commitments set forth in clause (c) above without any further action or consent from any other Lender being required.
     Section 6. Binding Effect. This Amendment shall become effective and legally binding when it shall have been executed by the Borrower, the Administrative Agent, the Collateral Agent, each Issuing Bank and the Swingline Lender and the Administrative Agent (or its counsel) shall have received from the Required Lenders (as defined in the Existing Credit Agreement) either (i) a counterpart of this Amendment signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Amendment) that such party has signed a counterpart of this Amendment. This Amendment shall bind each party’s successors and assigns, including any Person to whom any Lender party hereto assigns any of its interests, rights and obligations under the Existing Credit Agreement.
     Section 7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.
     Section 8. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Amendment shall be effective as delivery of an original executed counterpart of this Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

KING PHARMACEUTICALS, INC., as Borrower,
By:	/s/ Brian A. Markison
	Name:	Brian A. Markison
	Title:	Chairman, President and Chief Executive Officer

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Lender, Administrative Agent, Collateral Agent, Swingline Lender and Issuing Bank,
By:	/s/ John D. Toronto
	Name:	John D. Toronto
	Title:	Director

By:	/s/ Shaheen Malik
	Name:	Shaheen Malik
	Title:	Associate

WACHOVIA BANK, NATIONAL ASSOCIATION, as Lender,
By:	/s/ David Gillespie
	Name:	David Gillespie
	Title:	Managing Director

BANK HAPOALIM B.M.
By:	/s/ James P. Surless
	Name:	James P. Surless
	Title:	Vice President

By:	/s/ Charles McLaughlin
	Name:	Charles McLaughlin
	Title:	Senior Vice President

BANK OF AMERICA, N.A.
By:	/s/ Robert LaPorte
	Name:	Robert LaPorte
	Title:	Vice President

CHANG HWA COMMERCIAL BANK, LTD. NEW YORK BRANCH
By:	/s/ Jim C. Y. Chen
	Name:	Jim C. Y. Chen
	Title:	VP & General Manager

CITIBANK, N.A.
By:	/s/ Allen Fisher
	Name:	Allen Fisher
	Title:	Vice President

DnB NOR BANK ASA
By:	/s/ Thomas Tangen
	Name:	Thomas Tangen
	Title:	First Vice President

By:	/s/ Kristin Riise
	Name:	Kristin Riise
	Title:	VP

FIRST COMMERCIAL BANK, LOS ANGELES BRANCH
By:	/s/ Rong-Ko Chen
	Name:	Rong-Ko Chen
	Title:	VP & General Manager

FIRST TENNESSEE BANK, NATIONAL ASSOCIATION, as Lender
By:	/s/ Freddie H. Malone
	Name:	Freddie H. Malone
	Title:	Vice President

FORTIS BANK
By:	/s/ Denis McHugh
	Name:	Denis McHugh
	Title:	Senior Managing Director

JPMORGAN CHASE BANK, N.A.
By:	/s/ Barbara R. Marks
	Name:	Barbara R. Marks
	Title:	Executive Director

THE ROYAL BANK OF SCOTLAND PLC
By:	/s/ Scott MacVicar
	Name:	Scott MacVicar
	Title:	Vice President

UBS LOAN FINANCE LLC, as Lender
By:	/s/ Richard L. Tavrow
	Name:	Richard L. Tavrow
	Title:	Director

By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director

U.S. BANK, N.A.
By:	/s/ Thomas A. Heckman
	Name:	Thomas A. Heckman
	Title:	Vice President

EXHIBIT A

CREDIT AGREEMENT
Dated as of April 19, 2007,
as amended by Amendment No. 1 dated December 5, 2008
among
KING PHARMACEUTICALS, INC.,
THE LENDERS NAMED HEREIN,
CREDIT SUISSE, CAYMAN ISLANDS BRANCH
as Administrative Agent,
as Collateral Agent and
as Swingline Lender,
BANK OF AMERICA, N.A.,
and
UBS SECURITIES LLC,
as Co-Syndication Agents
CITIGROUP GLOBAL MARKETS INC.,
WACHOVIA BANK, NATIONAL ASSOCIATION,
and
THE ROYAL BANK OF SCOTLAND PLC,
as Co-Documentation Agents
U.S. BANK NATIONAL ASSOCIATION,
as Managing Agent

CREDIT SUISSE SECURITIES (USA) LLC, and
WACHOVIA CAPITAL MARKETS, LLC
as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES:

Schedule 1.01(a)	Existing Letters of Credit
Schedule 1.01(b)	Subsidiary Guarantors
Schedule 1.01(c)	Mortgaged Property
Schedule 2.01	Lenders and Commitments
Schedule 2.04	L/C Commitment
Schedule 3.08	Subsidiaries
Schedule 3.09	Litigation
Schedule 3.17	Environmental Matters
Schedule 3.18	Insurance
Schedule 3.19(a)	UCC Filing Offices
Schedule 3.19(c)	Mortgage Filing Offices
Schedule 3.20(a)	Owned Real Property
Schedule 3.20(b)	Leased Real Property
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.04(a)	Existing Investments

EXHIBITS:

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Guarantee and Collateral Agreement
Exhibit E	Form of Mortgage
Exhibit F	Form of Affiliate Subordination Agreement
Exhibit G-1	Form of Opinion of James Elrod, Esq., General Counsel of the Borrower
Exhibit G-2	Form of Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., special counsel to the Borrower
Exhibit G-3	Form of Opinion of Bass, Berry & Sims PLC, Tennessee counsel to the Borrower
Exhibit H	Form of Compliance Certificate

v

     CREDIT AGREEMENT dated as of April 19, 2007 as amended by Amendment No. 1 dated December 5, 2008 (as further amended, supplemented or otherwise modified from time to time, this “Agreement”), among KING PHARMACEUTICALS, INC., a Tennessee corporation (the “Borrower”); the Lenders (as defined in Article I); CREDIT SUISSE, a bank organized under the laws of Switzerland, acting through its Cayman Islands Branch, as administrative agent and collateral agent for the Lenders (in such capacity, the “Administrative Agent” and the “Collateral Agent”), and as swingline lender (in such capacity, the “Swingline Lender”), Bank of America, N.A. and UBS Securities LLC, as co-syndication agents (in such capacity, “Co-Syndication Agents”); Citigroup Global Markets Inc., Wachovia Bank, National Association and The Royal Bank of Scotland plc, as co-documentation agents (in such capacity, the “Co-Documentation Agents”); U.S. Bank National Association, as managing agent (in such capacity, the “Managing Agent”); and the Issuing Banks (as defined in Article I).
          The Borrower has requested the Lenders to extend credit in the form of Revolving Loans at any time and from time to time on or after the Effective Date and prior to the Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $475,000,000. The Borrower has requested the Swingline Lender to extend credit, at any time and from time to time prior to the Maturity Date, in the form of Swingline Loans in an aggregate principal amount at any time outstanding not in excess of $20,000,000. The Borrower has requested that the Issuing Banks issue letters of credit, in an aggregate face amount at any time outstanding not in excess of $40,000,000 to support payment obligations incurred in the ordinary course of business by the Borrower and the Subsidiaries. The proceeds of the Revolving Loans and of the Swingline Loans are to be used by the Borrower and the Subsidiaries to provide working capital and for other general corporate purposes, including permitted acquisitions and the refinancing of amounts outstanding under the Existing Credit Agreement, and the Letters of Credit are to be used by the Borrower and the Subsidiaries for general corporate purposes. The Lenders, the Swingline Lender and the Issuing Banks have agreed to extend such credit on the terms and subject to the conditions set forth herein.
          Accordingly, the parties hereto hereby agree as follows:
ARTICLE I
Definitions
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

          “ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.
          “ABR Loan” shall mean any ABR Revolving Loan or Swingline Loan.
          “ABR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.
          “Acquired Entity” shall have the meaning assigned to such term in Section 6.04(l).
          “Acquisition” shall mean the acquisition by Borrower of all the Shares pursuant to a two-step transaction in which (a) Merger Sub will acquire pursuant to the Tender Offer, for a purchase price of $37 per share in cash, those Shares that have been validly tendered and not withdrawn and accepted for payment pursuant to the Tender Offer and (b) on the Merger Date and in accordance with the Merger Agreement, Merger Sub will be merged with and into the Target with the Target being the surviving corporation, and each Share not acquired in the Tender Offer will be converted into the right to receive $37 in cash pursuant to, and subject to the provision of, the Merger Agreement.
          “Acquisition Consideration” shall mean the consideration paid in respect of those Shares that have been validly tendered and not withdrawn in the Tender Offer and that have been accepted for payment on the Amendment No. 1 Effective Date, the consideration paid in respect of those additional Shares that are validly tendered and not withdrawn in a subsequent offering period pursuant to the Tender Offer, and the consideration paid on or immediately after the effective date of the Merger and to pay the appraised value of any Shares held by holders who have properly perfected rights to appraisal in accordance with Section 262 of the Delaware General Corporation Law.
          “Acquisition Transactions” shall have the meaning set forth in Section 3.02.
          “Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.
          “Administrative Agent” shall have the meaning assigned to such term in the preamble to this Agreement.
          “Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.07(b).

          “Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.
          “Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.
          “Affiliate Subordination Agreement” shall mean an Affiliate Subordination Agreement in the form of Exhibit F pursuant to which intercompany obligations and advances owed by any Loan Party to a person that is not a Loan Party are subordinated to the Obligations.
          “Agents” shall have the meaning assigned to such term in Article VIII.
          “Agreement” shall have the meaning assigned to such term in the preamble hereto.
          “Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposures.
          “Agreement Value” shall mean, for each Hedging Agreement, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or any Subsidiary would be required to pay if such Hedging Agreement were terminated on such date.
          “Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, including the inability of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.
          “Amendment No. 1” shall mean Amendment No. 1 to this Agreement, dated as of December 5, 2008, among the Borrower, the Swingline Lender, the Issuing Bank, the Administrative Agent and the Collateral Agent and the lenders party thereto.

          “Amendment No. 1 Effective Date” shall have the meaning assigned to such term in Amendment No. 1.
          “Applicable Commitment Reduction Date” shall mean (a) with respect to the Net Cash Proceeds of any Asset Sale, Equity Issuance, incurrence or issuance of Indebtedness, ARS Liquidation Event or Extraordinary Receipt, the earliest of (i) the third Business Day following the date of receipt by the Borrower or any Subsidiary of such Net Cash Proceeds, (ii) the date designated as the Applicable Commitment Reduction Date by notice in writing from the Borrower to the Administrative Agent and (iii) solely in the case of Net Cash Proceeds from any Asset Sales or ARS Liquidation Event, the date on which any loans outstanding under the Term Loan Credit Agreement are prepaid from the proceeds of such Asset Sale or ARS Liquidation and (b) with respect to any prepayments required to be made pursuant to Section 2.13(g) from Excess Cash Flow, the earliest of (i) the 90th day following the end of each fiscal year of the Borrower, commencing with the first fiscal year ending after the Term Loan Facility Termination, (ii) the date on which the financial statements with respect to such period are delivered pursuant to Section 5.04(a) and (iii) the date designated as the Applicable Commitment Reduction Date by notice in writing from the Borrower to the Administrative Agent.
          “Applicable Percentage” shall mean, for any day (a) with respect to any Eurodollar Revolving Loan, 5.00% per annum, (b) with respect to any ABR Loan, 4.00% per annum, and (c) with respect to the Commitment Fees, 0.50% per annum.
          “ARS Liquidation Event” shall mean any event which enables the Borrower or any Subsidiary to convert its auction rate securities into cash or other immediately available funds (whether through incurring Permitted ARS Indebtedness, the redemption of such auction rate securities by the issuer thereof, the repurchase of such auction rate securities by the seller thereof, the sale of such auction rate securities by the Borrower or such Subsidiary, or otherwise).
          “Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by the Borrower or any of the Subsidiaries to any person other than the Borrower or any Subsidiary Guarantor of (a) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of the Borrower or any of the Subsidiaries (other than (i) inventory (including raw material), damaged, obsolete, surplus or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business, (ii) dispositions between or among Foreign Subsidiaries, (iii) dispositions of Margin Stock for cash and for fair market value as determined in good faith by the board of directors of the Borrower; provided that the cash proceeds received in connection with any such disposition are held in cash or Permitted Investments, (iv) solely for the purpose of Section 2.13(e), any ARS Liquidation Event and (v) any sale, transfer or other disposition or series of related sales, transfers or other dispositions having a value not in excess of $500,000).
          “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.
          “Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrower” shall have the meaning assigned to such term in the preamble to this Agreement.
          “Borrower Materials” shall have the meaning assigned to such term in Section 9.01.
          “Borrowing” shall mean a group of Loans of a single Class and Type made by the Lenders on a single date and as to which a single Interest Period is in effect.
          “Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.05 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.
          “Breakage Event” shall have the meaning assigned to such term in Section 2.16.
          “Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Revolving Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Capital Expenditures” shall mean, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations or Synthetic Lease Obligations incurred by the Borrower and its consolidated Subsidiaries during such period, but excluding in each case any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.

          “Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          A “Change in Control” shall be deemed to have occurred if (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended, as in effect on the date hereof) shall own, directly or indirectly, beneficially or of record, shares representing more than 20% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower, (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated, or (c) any change in control (or similar event, however denominated) with respect to the Borrower or any of the Subsidiaries shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness to which the Borrower or any Subsidiary is a party.
          “Charges” shall have the meaning assigned to such term in Section 9.09.
          “Class”, when used in respect of any Loan or Borrowing, shall refer to whether such Loan or Borrowing shall be a Revolving Loan or Borrowing or a Swingline Loan, and, in the case of a Revolving Loan or Borrowing and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment or Swingline Commitment.
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.
          “Collateral Agent” shall have the meaning assigned to such term in the preamble to this Agreement.
          “Commitment” shall mean a Revolving Credit Commitment or Swingline Commitment.
          “Commitment Fee” shall have the meaning assigned to such term in Section 2.07(a).

          “Communications” shall have the meaning assigned to such term in Section 9.01.
          “Confidential Information” shall have the meaning assigned to such term in Section 9.16.
          “Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated November 2008.
          “Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) the aggregate amount of letter of credit fees paid during such period, (iii) consolidated income tax expense for such period, (iv) all amounts attributable to depreciation and amortization expense for such period, (v) all extraordinary charges for such period, (vi) all other non-cash charges (other than the write-down of current assets) for such period, (vii) all Milestone expenses paid during such period, (viii) Transaction Fees paid in cash during such period, (ix) all other non-recurring cash charges incurred for such period in connection with the Merger (including payments to officers, employees and directors as change of control payments, severance payments, special or retained bonuses and charges for repurchases or rollover of, or modifications to, stock options); provided that no more than $75,000,000 in the aggregate may be added back pursuant to this clause during the term of this Agreement and (x) all other non-recurring cash charges incurred during such period; provided that no more than $125,000,000 in the aggregate may be added back pursuant to this clause during the term of this Agreement and minus (b) without duplication (i) all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(vi) above in a previous period and (ii) to the extent included in determining such Consolidated Net Income, any extraordinary gains and all non-cash items of income for such period, all as determined on a consolidated basis with respect to the Borrower and the Subsidiaries in accordance with GAAP; provided that solely for purposes of calculating the Leverage Ratio in connection with determining compliance with Section 6.12 for any period and the Consolidated Interest Expense Coverage Ratio with respect to the first three full fiscal quarters ended after the Amendment No. 1 Effective Date (A) the Consolidated EBITDA of any Acquired Entity acquired by the Borrower or any Subsidiary pursuant to a Permitted Acquisition during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period) and (B) the Consolidated EBITDA of any person or line of business sold or otherwise disposed of by the Borrower or any Subsidiary during such period shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period). For purposes of determining the Consolidated Interest Expense Coverage Ratio and the Leverage Ratio as of or for the periods ended on March 31, 2009 and June 30, 2009, Consolidated EBITDA will be deemed to be equal to (i) for the fiscal quarter ended June 30, 2008, $175,000,000 and (ii) for the fiscal quarter ended September 30, 2008, $189,000,000.
          “Consolidated Interest Expense” shall mean, for any period, the interest expense, both expensed and capitalized (including the interest component in respect of Capital Lease Obligations and Synthetic Lease Obligations), accrued or paid by the Borrower and the Subsidiaries during such period, determined on a consolidated basis in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower and the Subsidiaries with respect to interest rate Hedging Agreements.
          “Consolidated Interest Expense Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period; provided that (i) for the purpose of determining the Consolidated Interest Expense Coverage Ratio, no effect shall be given to FASB Staff Position No. APB 14-1 dated May 9, 2008 and (ii) for the first three consecutive full fiscal quarters ending on or after the Amendment No. 1 Effective Date, Consolidated Interest Expense shall be deemed to be equal to (a) the Consolidated Interest Expense for the first such fiscal quarter, multiplied by 4, (b) the sum of Consolidated Interest Expense for the first and second such fiscal quarters, multiplied by 2 and (c) the sum of Consolidated Interest Expense for the first, second and third fiscal quarters ended, multiplied by 4/3, respectively.
          “Consolidated Net Income” shall mean, for any period, the net income or loss of the Borrower and the Subsidiaries for such period, as determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any person (other than the Borrower) in which any other person (other than the Borrower or a Wholly Owned Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint equity interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a Wholly Owned Subsidiary by such person during such period, (b) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (c) the income or loss of any person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such person’s assets are acquired by the Borrower or any Subsidiary, and (d) any gains attributable to sales of assets out of the ordinary course of business.

          “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
          “Convertible Note Indenture” shall mean the Indenture dated as of March 29, 2006, between King Pharmaceuticals, Inc., the subsidiary guarantors party thereto and The Bank of New York Trust Company, N.A., as trustee.
          “Convertible Notes” shall mean 1 1/4% convertible senior notes due April 1, 2026, issued pursuant to the Convertible Note Indenture.
          “Co-Documentation Agent” shall have the meaning assigned to such term in the preamble to this Agreement.
          “Co-Syndication Agent” shall have the meaning assigned to such term in the preamble to this Agreement.
          “Credit Event” shall have the meaning assigned to such term in Section 4.01.
          “Credit Facilities” shall mean the revolving credit, swingline and letter of credit facilities provided for by this Agreement.
          “Current Assets” shall mean, at any time, the consolidated current assets (other than cash and Permitted Investments) of the Borrower and the Subsidiaries.
          “Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and the Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness and (b) outstanding Revolving Loans and Swingline Loans.
          “Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
          “Defaulting Lender” shall mean (a) any Lender that has (i) defaulted in its obligation to make a Loan or to fund its participation in a Letter of Credit or Swingline Loan required to be made or funded by it hereunder, or (ii) notified the Administrative Agent or a Loan Party in writing that it does not intend to satisfy any such obligation, or (b) any Lender that has become insolvent, is the subject of any bankruptcy, insolvency, receivership or similar proceedings or the assets or management of which has been taken over by (or at the direction of) any Governmental Authority; provided that, for the purpose of Sections 2.03(a) and 2.21(a), “Defaulting Lender” shall include any Lender that, in the good faith judgment of the Swingline Lender, is reasonably likely to become a Defaulting Lender; and provided further that, for the purpose of Sections 2.04(a)

and 2.21(a), “Defaulting Lender” shall include any Lender that, in the good faith judgment of the Issuing Bank, is reasonably likely to become a Defaulting Lender.
          “Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Maturity Date; provided that for the purpose of this definition, the Maturity Date shall be determined without regard to the proviso to the definition thereof.
          “dollars” or “$” shall mean lawful money of the United States of America.
          “Domestic Subsidiary” shall mean a Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
          “Effective Date” shall mean the date on which the conditions set forth in Section 4.02 are satisfied (or waived in accordance with Section 9.08).
          “environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or as otherwise defined in any Environmental Law.
          “Environmental Claim” shall mean any written allegation, notice of violation, claim, demand, order, directive, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon (a) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden, accidental or non-accidental Releases), (b) exposure to any Hazardous Material, (c) the presence, use, handling, generation, transportation, storage, treatment or disposal of any Hazardous Material or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.

          “Environmental Law” shall mean any and all applicable present and future treaties, laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of or exposure to any Hazardous Material or to health and safety matters, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. (collectively “CERCLA”), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. § 6901 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq., the Clean Air Act of 1970, as amended, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. § 2601 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. § 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. § 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq., and any similar or implementing foreign, state or local law, and all amendments or regulations promulgated under any of the foregoing.
          “Environmental Permit” shall mean any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.
          “Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in any person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.
          “Equity Issuance” shall mean any issuance or sale by the Borrower or any Subsidiary of any Equity Interests of the Borrower or such Subsidiary, as applicable, except in each case for (a) any issuance or sale to the Borrower or any Subsidiary, (b) any issuance of directors’ qualifying shares, and (c) sales or issuances of common stock of the Borrower to management or employees of the Borrower or any Subsidiary under any employee stock incentive, stock option or stock purchase plan (or other equity-based compensation plan or arrangement) or employee benefit plan in existence from time to time.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
          “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; and (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) with respect to which the Borrower or any such Subsidiary could otherwise have or incur material liabilities.
          “Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Revolving Loans.
          “Eurodollar Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.
          “Event of Default” shall have the meaning assigned to such term in Article VII.
          “Excess Cash Flow” shall mean, for any fiscal year of the Borrower, the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year and (ii) reductions to non-cash working capital of the Borrower and the Subsidiaries for such fiscal year (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year) over (b) the sum, without duplication, of (i) the amount of any Taxes payable in cash by the Borrower and the Subsidiaries with respect to such fiscal year, (ii) Consolidated Interest Expense for such fiscal year paid in cash, (iii) Capital Expenditures made in cash in accordance with Section 6.10 during such fiscal year, except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA, (iv) permanent repayments of Indebtedness (other than mandatory prepayments of Loans under Section 2.13) made in cash by the Borrower and the Subsidiaries during such fiscal year, but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness, (v) the aggregate amount of letter of credit fees paid in cash by the Borrower and the Subsidiaries during such fiscal year, (vi) the aggregate amount of Milestone payments made in cash by the Borrower and the Subsidiaries during such fiscal year, (vii) to the extent added to Consolidated Net Income in the calculation of Consolidated EBITDA for such fiscal year, (x) all Transaction Fees paid in cash during such fiscal year, (y) the aggregate amount of other non-recurring cash charges incurred during such fiscal year in connection with the Merger (including payments to officers, employees and directors as change of control payments, severance payments, special or retained bonuses and charges for repurchases or rollover of, or modifications to, stock options); provided that no more than $75,000,000 in the aggregate may be deducted pursuant to this clause (y) during the term of this Agreement and (z) the aggregate amount of other non-recurring cash charges incurred by the Borrower and the Subsidiaries during such fiscal year; provided that no more than $125,000,000 in the aggregate may be deducted pursuant to this clause (z) during the term of this Agreement and (viii) additions to non-cash working capital for such fiscal year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year).
          “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located (provided, however, that none of any Lender or Issuing Bank or any other recipient shall be deemed to be located in any jurisdiction solely as a result of receiving any payments under, or taking any other action related to, any loan under this or any other agreement), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section  2.21(a)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to

Section 2.20(a) or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.20(e).
          “Existing Credit Agreement” shall mean the Credit Agreement dated as of April 23, 2002, as amended by the First Amendment dated as of March 22, 2006, among the Borrower, the lenders named therein, and Credit Suisse, as administrative agent and collateral agent.
          “Existing Letters of Credit” means the existing letters of credit issued under the Existing Credit Agreement and listed on Schedule 1.01(a). The Borrower shall be deemed to have requested the issuance of each Existing Letter of Credit for the purpose hereof.
          “Extraordinary Receipt” shall mean any cash received by or paid to or for the account of the Borrower or any Subsidiary in respect of any purchase price adjustments or indemnity payments payable in connection with the Acquisition.
          “Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Fee Letter” shall mean the Fee Letter dated March 5, 2007, among the Borrower, the Administrative Agent and Credit Suisse.
          “Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the L/C Participation Fees and the Issuing Bank Fees.
          “Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.
          “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
          “Fronting Fee” shall have the meaning assigned to such term in Section 2.07(c).

          “GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.
          “Governmental Authority” shall mean any Federal, state, local, foreign or transnational court or governmental agency, authority, instrumentality or regulatory body.
          “Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).
          “Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
          “Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, substantially in the form of Exhibit D, among the Borrower, the Subsidiaries party thereto and the Collateral Agent.
          “Guarantors” shall mean the Subsidiary Guarantors.
          “Hazardous Materials” shall mean all explosive or radioactive substances or wastes, hazardous or toxic substances or wastes, pollutants, solid, liquid or gaseous wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls (“PCBs”) or PCB containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any environmental law.
          “Health Care Laws” shall mean any and all applicable current and future treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by the Food and Drug Administration, the Center for Medicare and Medicaid Services, the Department of Health and Human Services (“HHS”), the Office of Inspector General of HHS, the Drug Enforcement Administration or any other Governmental Authority (including any professional licensing laws, certificate of need laws and state reimbursement laws), relating in any way to the manufacture, distribution, marketing, sale, supply or other disposition of any product or service of the Borrower or any Subsidiary, the conduct of the business of the Borrower or any Subsidiary, the provision of health care services generally, or to any relationship among the Borrower and the Subsidiaries, on the one hand, and their suppliers and customers and patients and other end-users of their products and services, on the other hand.
          “Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
          “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1970.
          “Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations of such person, (i) all Synthetic Lease Obligations of such person, (j) net obligations of such person under any Hedging Agreements, valued at the Agreement Value thereof, (k) all obligations of such person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests of such person or any other person or any warrants, rights or options to acquire such equity interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (l) all obligations of such person as an account party in respect of letters of credit and (m) all obligations of such person in respect of bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.
          “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
          “Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

          “Interest Payment Date” shall mean (a) with respect to any ABR Loan (including any Swingline Loan), the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.
          “Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is 1, 2, 3 or 6 (or, if agreed to by each Lender, 9) months thereafter, as the Borrower may elect; provided, however, that, (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Issuing Bank” shall mean, at any time, Credit Suisse and each other person that is listed on Schedule 2.04 or that shall have become an Issuing Bank hereunder as provided in Section 2.04(j) (other than any person that shall have ceased to be an Issuing Bank as provided in Section 2.04(i)), each in its capacity as an issuer of Letters of Credit hereunder.
          “Issuing Bank Agreement” shall have the meaning assigned to such term in Section 2.04(j).
          “Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.07(c).
          “Joint Arrangers” shall mean Credit Suisse Securities (USA) LLC and Wachovia Capital Markets, LLC.
          “L/C Commitment” shall mean, as to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.04. The initial amount of each Issuing Bank’s L/C Commitment is specified on Schedule 2.04 or in the Issuing Bank Agreement pursuant to which it shall have become an Issuing Bank.
          “L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.
          “L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time. The L/C Exposure of any Lender at any time shall mean its Pro Rata Percentage of the aggregate L/C Exposure at such time.
          “L/C Participation Fee” shall have the meaning assigned to such term in Section 2.07(c).
          “Lenders” shall mean the financial institutions listed on Schedule 2.01 and any other financial institution that has become a party hereto pursuant to an Assignment and Acceptance, other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.
          “Letter of Credit” shall mean (i) any letter of credit issued pursuant to Section 2.04 and (ii) the Existing Letters of Credit.
          “Leverage Ratio” shall mean, on any date, the ratio of (a) Total Funded Debt on such date to (b) Consolidated EBITDA for the most recently ended period of four fiscal quarters, all as determined on a consolidated basis in accordance with GAAP.
          “LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date which is two Business Days prior to the beginning of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates) for a period equal to such Interest Period, provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent equal to the average of the rates per annum (rounded upwards, if necessary, to the next 1/16 of 1%) at which deposits in dollars are offered for such Interest Period by two major banks selected by the Administrative Agent in the London interbank market at approximately 11:00 a.m., London time, on the date two Business Days prior to the beginning of such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits of an amount equal to the applicable Loans and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
          “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, any promissory notes issued pursuant to Section 2.06 and any other document executed in connection with the foregoing.
          “Loan Parties” shall mean the Borrower and the Subsidiary Guarantors.
          “Loans” shall mean the Revolving Loans and the Swingline Loans.
          “Managing Agent” shall have the meaning assigned to such term in the preamble to this Agreement.
          “Margin Stock” shall have the meaning assigned to such term in Regulation U.
          “Material Adverse Effect” shall mean one or more events, changes or effects which, individually or in the aggregate, have had or could reasonably be expected to have a material adverse effect on (a) the business, assets, results of operations, condition (financial or otherwise) or prospects of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform any of its obligations under any Loan Document to which it is or will be a party or (c) the validity or enforceability of any of the Loan Documents or any other documents entered into in connection with the Transactions or other transactions contemplated thereby or the rights, remedies and benefits available to the parties thereunder; provided that solely for the purposes of determining whether the condition in Section 4.01(b) has been satisfied on the Amendment No. 1 Effective Date, a “Material Adverse Effect” shall be deemed to have occurred for purposes of Section 3.06(a) if (x) there shall have occurred any event, change or condition since December 31, 2007 that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), operating results, projections or prospects of the Target and its subsidiaries, taken as a whole, or (y) there shall have occurred any event, change or condition since December 31, 2007 that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), operating results, projections or prospects of the Borrower and its subsidiaries, taken as a whole. For the avoidance of doubt, neither a Skelaxin Expiration Event nor a Skelaxin Trigger Event shall constitute a Material Adverse Effect.
          “Material Foreign Subsidiary” shall mean any Foreign Subsidiary (a) the consolidated revenues of which for the most recent period of four fiscal quarters of the Borrower for which audited financial statements have been delivered pursuant to Section 5.04 were greater than 2.5% of the Borrower’s total consolidated revenues for such period or (b) the consolidated assets of which as of the end of such period were greater than 2.5% of the Borrower’s total consolidated assets as of such date.
          “Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding $35,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the Agreement Value of such Hedging Agreement at such time.
          “Material Leased Property” shall have the meaning assigned to such term in Section 3.20(b).
          “Maturity Date” shall mean April 19, 2012; provided that, notwithstanding the foregoing, the Maturity Date shall be October 1, 2011 (or, if such date is not a Business Day, the immediately preceding Business Day) unless (a) the Convertible Notes shall have been refinanced in full on terms reasonably satisfactory to the Administrative Agent on or prior to October 1, 2011 and (b) the Administrative Agent shall have notified the Borrower in writing on or prior to October 1, 2011 of the satisfaction of clause (a).
          “Maximum Rate” shall have the meaning assigned to such term in Section 9.09.
          “Merger” shall mean the merger on the Merger Date of Merger Sub with and into Target, with Target being the surviving entity, in accordance with the Merger Agreement.

          “Merger Agreement” shall mean the Agreement and Plan of Merger dated as of November 23, 2008 among the Borrower, Merger Sub and the Target, as amended from time to time in compliance with Section 6.09(b).
          “Merger Date” shall mean the date on which the Merger is consummated.
          “Merger Sub” shall mean Albert Acquisition Corp., a wholly owned Delaware subsidiary of the Borrower.
          “Milestone” shall mean all in-process research and development costs and payments due upon achievement of certain clinical, regulatory and sales conditions.
          “Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.
          “Mortgaged Properties” shall mean, initially, the owned real properties and leasehold and subleasehold interests of the Loan Parties specified on Schedule 1.01(c), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.13.
          “Mortgages” shall mean the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents delivered pursuant to Section 3(e) of Amendment No. 1 or pursuant to Section 5.13, each substantially in the form of Exhibit E.
          “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Non-Consenting Lender” means any Lender that withholds its consent to any proposed amendment, modification or waiver that cannot become effective without the consent of such Lender under Section 9.08, and that has been consented to by the Required Lenders.
          “Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds thereof (including cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of (i) selling expenses (including actual broker’s fees or commissions, legal fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any

Indebtedness for borrowed money (other than Term Indebtedness) which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); provided, however, that, if (x) the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the Borrower’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrower and its Subsidiaries within 180 days of receipt of such proceeds, (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, and (z) such proceeds are not proceeds of any Required Divestiture, such proceeds shall not constitute Net Cash Proceeds except to the extent that either (A) such proceeds are not so used, and no legally binding commitment to so use such proceeds has been entered into with an entity that is not an Affiliate of the Borrower or its Subsidiaries, on or prior to the end of such 180-day period or (B) a legally binding commitment to so use such proceeds has been entered into on or prior to the end of such 180-day period with an entity that is not an Affiliate of the Borrower or its Subsidiaries, but such proceeds are not so used on or prior to the 90th day following the end of such 180-day period, in either case, at which time such proceeds shall be deemed to be Net Cash Proceeds; provided further that no cash proceeds of an Asset Sale shall constitute Net Cash Proceeds until the aggregate amount of all Net Cash Proceeds from Asset Sales (without giving effect to this proviso) exceeds $5,000,000; (b) with respect to any issuance or incurrence of Indebtedness or any Equity Issuance or with respect to any ARS Liquidation Event, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith (and, in the case of any ARS Liquidation Event, net of the principal amount, premium or penalty, if any, interest or other amount on any Permitted ARS Indebtedness which is required to be paid with such proceeds); and (c) with respect to any Extraordinary Receipt, the cash proceeds thereof; provided further that for purposes of this definition, an ARS Liquidation Event shall be governed by clause (b).
          “Obligations” shall mean all obligations defined as “Revolving Secured Obligations” in the Guarantee and Collateral Agreement and the guarantees thereof set forth in the Guarantee and Collateral Agreement.
          “OFAC” shall have the meaning assigned to such term in Section 3.24.
          “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

               “Patriot Act” shall have the meaning assigned to such term in Section 9.18.
               “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
               “Perfection Certificate” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
               “Permitted Acquisition” shall have the meaning assigned to such term in Section 6.04(l).
               “Permitted ARS Indebtedness” shall mean any Indebtedness of the Borrower or any other Loan Party that is secured solely by Liens permitted under Section 6.02(o) and that is otherwise on terms and conditions reasonably satisfactory to the Administrative Agent.
               “Permitted Investments” shall mean:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;
     (b) investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at the date of acquisition, a rating of at least “Prime 1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;
     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent, the Collateral Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;
     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

     (e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above;
     (f) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing; and
     (g) other investment instruments approved in writing by the Required Lenders.
     For the avoidance of doubt, auction rate securities shall not constitute Permitted Investments.
          “person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.
          “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Platform” shall have the meaning assigned to such term in Section 9.01.
          “Prime Rate” shall mean the rate of interest per annum announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City, New York; each change in the Prime Rate shall be effective on the date such change is announced as being effective.
          “Properties” shall have the meaning assigned to such term in Section 3.17(a).
          “Pro Rata Percentage” of any Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment. In the event the Revolving Credit Commitments shall have been terminated, the Pro Rata Percentages of the Lenders shall be determined by reference to the Revolving Credit Commitments most recently in effect (giving effect to any assignments pursuant to Section 9.04).
          “Public Lender” shall have the meaning assigned to such term in Section 9.01.

          “Qualified Capital Stock” of any person shall mean any Equity Interest of such person that is not Disqualified Stock.
          “Register” shall have the meaning assigned to such term in Section 9.04(d).
          “Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Related Fund” shall mean, with respect to any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, trustees, agents and advisors of such person and such person’s Affiliates.
          “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the environment.
          “Remedial Action” shall mean (a) “remedial action” as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the environment; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.
          “Required Divestiture” means any Asset Sale required by the applicable Governmental Authority as a condition to obtaining any approval to, or as a condition to not objecting to, restraining or preventing, the Acquisition under the HSR Act.
          “Required Lenders” shall mean, at any time, Lenders having Revolving Loans, L/C Exposures, Swingline Exposures and unused Revolving Credit Commitments representing a majority of the sum of all outstanding

Revolving Loans, L/C Exposures, Swingline Exposures and unused Revolving Credit Commitments.
          “Responsible Officer” of any person shall mean the chief executive officer, the president or any Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.
          “Restricted Indebtedness” shall mean Indebtedness of the Borrower or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09.
          “Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary.
          “Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.
          “Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.11 or 2.13 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.
          “Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.
          “Revolving Loans” shall mean the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01. Each Revolving Loan shall be a Eurodollar Revolving Loan or an ABR Revolving Loan.
          “S&P” shall mean Standard & Poor’s Ratings Services, or any successor thereto.
          “SEC” shall mean the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

          “Secured Parties” shall mean the “Revolving Secured Parties” as defined in the Guarantee and Collateral Agreement.
          “Security Documents” shall mean the Mortgages, the Guarantee and Collateral Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.13.
          “Shares” shall mean all of the issued and outstanding shares of Class A Common Stock, par value $0.20 per share, together with the associated preferred stock purchase rights, of the Target.
          “Skelaxin Expiration Event” shall mean that any one or more of the following shall have occurred: (i) U.S. Patent Nos. 6,407,128, 6,683,102 or any other United States Patent listed in the Food and Drug Administration’s Orange Book with reference to Skelaxin (the “Skelaxin Patents”) shall have expired, (ii) any final non-appealable judgment of any court of competent jurisdiction shall have been entered holding that any Skelaxin Patent is non-infringed, invalid or unenforceable or (iii) any authorized sale in the United States of a Food and Drug Administration approved generic product of the same dosage, form and strength as Skelaxin (metaxalone) shall have occurred.
          “Skelaxin Trigger Event” shall mean that, as a result of a Skelaxin Expiration Event, the revenue of the Borrower and the Subsidiaries for any fiscal quarter shall be more than 20% less than the revenue of the Borrower and the Subsidiaries for the corresponding fiscal quarter of the prior fiscal year, in each case as determined on a consolidated basis in accordance with GAAP.
          “SPC” shall have the meaning assigned to such term in Section 9.04(i).
          “Specified Share” shall mean (i) at any time following the Term Loan Facility Termination, 100% and (ii) at any time prior to the Term Loan Facility Termination, a fraction expressed as a percentage, the numerator of which is the outstanding Revolving Credit Commitment at such time and the denominator of which is the sum of (x) the outstanding Revolving Credit Commitment at such time whether used or unused plus (y) the aggregate outstanding amounts of loans and unused commitment under the Term Loan Credit Agreement at such time.
          “Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board for Eurocurrency Liabilities (as defined in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Revolving Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Subsidiary” shall mean any and all subsidiaries of the Borrower.
          “Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(b), and each other Subsidiary that is or becomes a party to the Guarantee and Collateral Agreement.
          “Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.03, as the same may be reduced from time to time pursuant to Sections 2.11 or 2.13.
          “Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.
          “Swingline Lender” shall have the meaning assigned to such term in the preamble to this Agreement.
          “Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.03.
          “Swingline Maturity Date” shall mean, as to any Swingline Loan, the earlier of the Maturity Date and the date that is 30 days after the date on which such Loan was made.
          “Synthetic Lease” shall mean, as to any person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor.
          “Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.
          “Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which the Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than the Borrower or any Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.
          “Target” shall mean Alpharma Inc., a Delaware corporation.
          “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Tender Offer” shall mean the offer to purchase for cash all of the Shares by Merger Sub pursuant to the Tender Offer Documentation and in accordance with the Merger Agreement.
          “Tender Offer Documentation” shall mean the definitive documents filed with the SEC with respect to the Tender Offer, including (x) the Offer to Purchase for Cash all outstanding Shares dated as of September 12, 2008 as extended on October 13, 2008 and further extended on November 24, 2008 and as modified to reflect the changes thereto set forth in the Merger Agreement and (y) the related Letter of Transmittal, each as amended from time to time in compliance with Section 6.09(b).
          “Term Indebtedness” shall mean Indebtedness of the Borrower under the Term Loan Credit Agreement and all guarantees thereof by any Subsidiary Guarantor and all refinancings, renewals and extensions thereof that are permitted by Section 6.01(l).
          “Term Liens” shall have the meaning assigned to such term in Section 6.02(r).

          “Term Loan Credit Agreement” shall mean the Term Loan Credit Agreement dated as of the Amendment No. 1 Effective Date among the Borrower, Credit Suisse as Administrative Agent, and the other agents and lenders party thereto from time to time, as amended from time to time in accordance with Section 6.09 and any term loan credit agreement governing any refinancing, renewal or extension of Indebtedness thereunder as permitted by Section 6.01(l).
          “Term Loan Documents” shall mean the “Loan Documents” under, and as defined in, the Term Loan Credit Agreement, and any documents governing refinancings, renewals and extensions of the Indebtedness under the Term Loan Credit Agreement that are permitted by Section 6.01(l).
          “Term Loan Facility Termination” shall occur when all commitments under the Term Loan Credit Agreement shall have terminated or expired, and the principal of all loans outstanding under the Term Loan Credit Agreement, and all interest on such loans and all other amounts outstanding under the Term Loan Credit Agreement (other than contingent indemnification and expense reimbursement obligations as to which no claim shall have been asserted) shall have been paid in full.
          “Term Refinanced Indebtedness” shall have the meaning assigned to such term in Section 6.01(l).
          “Term Refinancing Indebtedness” shall have the meaning assigned to such term in Section 6.01(l).
          “Total Funded Debt” shall mean, as of any date of determination, without duplication, the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date (other than Indebtedness of the type referred to in clauses (i), (j), (k) and (l) of the definition of such term, except, (x) in the case of such clause (j), to the extent of the Agreement Value of any Hedging Agreement that has been terminated and (y) in the case of such clause (l), to the extent of any unreimbursed drawings thereunder).
          “Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time.
          “Transaction Fees” means fees or expenses in an aggregate amount not exceeding $70,000,000 for the term of this Agreement incurred or paid by Borrower or any Subsidiary in connection with the Transactions.
          “Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Borrower and Merger Sub of the Merger Agreement and the consummation of the Merger and the other transactions contemplated thereby, (b) the consummation of the Tender Offer, (c) the execution, delivery and performance by the Loan Parties of the Loan Documents and the Term Loan

Documents to which they are a party and the making of the borrowings hereunder or thereunder and (d) the payment of related fees and expenses.
          “Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the Alternate Base Rate.
          “Uniform Commercial Code” shall mean the Uniform Commercial Code in effect from time to time in the State of New York; provided, however, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.
          “Uniform Customs” shall have the meaning assigned to such term in Section 9.07.
          “Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such person or one or more wholly owned Subsidiaries of such person or by such person and one or more wholly owned Subsidiaries of such person.
          “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, in each case in accordance with the express terms of this Agreement, (b) any reference to any statute, regulation or other law shall be construed (i) as referring to such statute, regulation or other law as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor statutes, regulations or other laws) and (ii) to include all official rulings and interpretations thereunder, (c) any reference herein to any person shall be construed to include such person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) the words “assets” or “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Amendment No. 1 Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
          SECTION 1.03. Pro Forma Calculations. All computations required to be made hereunder to demonstrate pro forma compliance with any covenant after giving effect to any acquisition, investment, sale, disposition or similar event shall reflect on a pro forma basis such event and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, but shall not take into account any projected synergies or similar benefits expected to be realized as a result of such event; provided that projected synergies or similar benefits may be included to the extent permitted to be recognized in pro forma statements prepared in accordance with Regulation S-X under the Securities Act.
ARTICLE II
The Credits
          SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower, at any time and from time to time on or after the Effective Date and until the earlier of the Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s

Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment. Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans.
          SECTION 2.02. Loans. (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to paragraph (f) below, the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $1,000,000 or (ii) equal to the remaining available balance of the Revolving Credit Commitments.
          (b) Subject to Sections 2.10 and 2.15, each Borrowing (other than Swingline Loans) shall be comprised entirely of ABR Loans or Eurodollar Revolving Loans as the Borrower may request pursuant to Section 2.05. Each Swingline Loan shall be an ABR Loan. Each Lender may at its option make any Eurodollar Revolving Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurodollar Borrowings being outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
          (c) Except with respect to Loans made pursuant to paragraph (f) below, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00 (noon), New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account in the name of the Borrower designated by the Borrower in the applicable Borrowing Request (or, in the case of Loans made on the Effective Date, first apply such amounts to pay amounts outstanding under the Existing Credit Agreement) or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

          (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing (which payment shall not constitute a waiver of, or otherwise adversely affect, the Borrower’s rights against such Lender, if any) and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.
          (e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing or the conversion or continuation of any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
          (f) If the applicable Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.04(e) in respect of any L/C Disbursement within the time specified in such Section, such Issuing Bank will promptly notify the Administrative Agent of the amount of such L/C Disbursement and the Administrative Agent will promptly notify each Lender of such amount and its Pro Rata Percentage thereof. Each Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such L/C Disbursement (it being understood that (i) if the conditions precedent to borrowing set forth in Sections 4.01(b) and 4.01(c) have been satisfied, such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and, to the extent of such payment, the obligations of the Borrower in respect of such L/C Disbursement shall be discharged and replaced with the resulting ABR Borrowing, and (ii) if such conditions precedent to borrowing have not been satisfied, then any such amount paid by any Lender shall not constitute a Loan and shall not relieve the Borrower from its obligation to reimburse such L/C Disbursement), and the Administrative Agent will promptly pay to such Issuing Bank amounts so received by it from the Lenders. The Administrative Agent will promptly pay to such Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.04(e) prior to the time that any Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Lenders that shall have made such payments and to such Issuing Bank, as their interests may appear. If any Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of such Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to ABR Revolving Loans pursuant to Section 2.08(a) (which payment shall not constitute a waiver of, or otherwise adversely affect, the Borrower’s rights against such Lender, if any) and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.
          SECTION 2.03. Swingline Loans. (a) Swingline Commitment. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Swingline Lender agrees to make loans to the Borrower at any time and from time to time on and after the Effective Date and until the earlier of the Maturity Date and the termination of the Revolving Credit Commitments in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all Swingline Loans exceeding $20,000,000 or (ii) the Aggregate Revolving Credit Exposure, after giving effect to any Swingline Loan, exceeding the Total Revolving Credit Commitment; provided that the Swingline Lender shall not make a Swingline Loan to refinance an outstanding Swingline Loan. Each Swingline Loan shall be in a principal amount that is an integral multiple of $500,000. Within the foregoing limits, the Borrower may borrow, pay or prepay and reborrow Swingline Loans hereunder, subject to the terms, conditions and limitations set forth herein. Notwithstanding anything to the contrary contained in this Section 2.03 or elsewhere in this Agreement, (i) the Swingline Lender shall not be obligated to make any Swingline Loan at a time when a Lender is a Defaulting Lender unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swingline Loans, including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ Pro Rata Percentage of the outstanding Swingline Loans, and

(ii) the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Borrower, any other Loan Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default in accordance with Section 9.08(b).
          (b) Swingline Loans. The Borrower shall notify the Swingline Lender (with a copy to the Administrative Agent) by facsimile, or by telephone (promptly confirmed by facsimile), not later than 10:00 a.m., New York City time, on the day of a proposed Swingline Loan. Such notice shall be delivered on a Business Day, shall be irrevocable, shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and amount of such Swingline Loan. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender by 2:00 p.m., New York City time, on the day such Swingline Loan is so requested.
          (c) Prepayment. The Borrower shall have the right at any time and from time to time to prepay any Swingline Loan, in whole or in part, upon giving irrevocable written or facsimile notice (or telephone notice promptly confirmed by written, or facsimile notice) to the Swingline Lender (with a copy to the Administrative Agent) before 12:00 (noon), New York City time, on the date of prepayment at the Swingline Lender’s address for notices specified on Schedule 2.01.
          (d) Interest. Each Swingline Loan shall be an ABR Loan and, subject to the provisions of Section 2.09, shall bear interest as provided in Section 2.08(a).
          (e) Participations. The Swingline Lender may, by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day, in its sole discretion, require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding; provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Article VII(g) or Article VII(h)) or upon the exercise of any of the remedies provided in the last paragraph of Article VII. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. The Administrative Agent will, promptly upon receipt of such notice, give notice to each Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. In furtherance of the foregoing, each Lender hereby irrevocably, absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is irrevocable, absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or the termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, with the necessary changes, to the payment obligations of the Lenders) and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
          SECTION 2.04. Letters of Credit. (a) General. (i) The Borrower may request the issuance of a Letter of Credit (A) for its own account or (B) for the account of any Subsidiary, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time on and after the Effective Date while the Revolving Credit Commitments remain in effect. This Section shall not be construed to impose an obligation upon any Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement. Notwithstanding anything to the contrary contained in this Section 2.04 or elsewhere in this Agreement, in the event that a Lender is a Defaulting Lender, no Issuing Bank shall be required to issue any Letter of Credit unless such Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Bank’s risk with respect to the participation in Letters of Credit by all such Defaulting Lenders, including by cash collateralizing each such Defaulting Lender’s Pro Rata Percentage of each L/C Disbursement. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit referred to in clause (B) of the first sentence of this paragraph, it will be fully responsible for the reimbursement of L/C Disbursements, the payment of interest thereon and the payment of L/C Participation Fees and other fees due under Section 2.07 to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor of the obligations of any Subsidiary that shall be an account party in respect of any such Letter of Credit).
     (ii) On the Effective Date, each Issuing Bank that has issued an Existing Letter of Credit shall be deemed, without further action by any party hereto, to have granted to each Lender and each Lender shall be deemed to have purchased from such Issuing Bank a participation in such Existing Letter of Credit in accordance with paragraph (d) below. On and after the Effective Date, each Existing Letter of Credit shall constitute a Letter of Credit for all purposes hereof. Any Lender that issued an Existing Letter of Credit but shall not have entered into an Issuing Bank Agreement shall have the rights of an Issuing Bank as to such Letter of Credit for purposes of this Section 2.04.
          (b) Notice of Issuance; Amendment, Renewal, Extention; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall hand deliver or facsimile to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (A) the L/C Exposure shall not exceed $40,000,000, (B) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment and (C) the portion of the L/C Exposure attributable to Letters of Credit of the Issuing Bank requested to issue or amend, renew or extend such Letter of Credit shall not exceed the L/C Commitment of such Issuing Bank.
          (c) Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit and (ii) the date that is five Business Days prior to the Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided that any Letter of Credit may provide for renewal thereof under customary “evergreen” provisions reasonably satisfactory to the applicable Issuing Bank for additional one-year periods

(which shall in no event extend beyond the date referred to in clause (ii) above).
          (d) Participations. By the issuance of a Letter of Credit and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby irrevocably, absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Pro Rata Percentage of each L/C Disbursement made by each Issuing Bank and not reimbursed by the Borrower forthwith on the date due as provided in Section 2.02(f). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is irrevocable, absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or the termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall pay or cause the Subsidiary for whose account such Letter of Credit shall have been issued to pay to the Administrative Agent an amount equal to such L/C Disbursement not later than two hours after the Borrower shall have received notice from the Issuing Bank that payment of such draft will be made, or, if the Borrower shall have received such notice later than 10:00 a.m., New York City time, on any Business Day, not later than 10:00 a.m., New York City time, on the immediately following Business Day.
          (f) Obligations Absolute. The Borrower’s obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:
     (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;
     (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

     (iii) the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, any Issuing Bank, the Administrative Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;
     (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and
     (vi) any other act, or omission to act, or delay of any kind of any Issuing Bank, the Lenders, the Administrative Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.
          Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct of the Issuing Banks. However, the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof; it is understood that any Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit, without responsibility for further investigation, and make payment under such Letter of Credit, unless, in the Issuing Bank’s judgment, it has received information that proves any such documents to be forged or fraudulent; provided that the Issuing Bank shall not be liable in any respect for any error made as a result of, or damages resulting from, the exercise of its judgment with regard to any such documents if such judgment is made in good faith. The parties hereto expressly agree that (i) such Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under a Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to the Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in substantial compliance with the terms of the Letter of Credit, and whether or not any other statement or any other document presented pursuant to the Letter of Credit proves to be forged, fraudulent or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under the Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the applicable Issuing Bank.
          (g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by facsimile, to the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such L/C Disbursement. The Administrative Agent shall promptly give each Lender notice thereof.
          (h) Interim Interest. If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR Loan.
          (i) Resignation or Removal of an Issuing Bank. An Issuing Bank may resign at any time by giving 90 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower, and may be removed at any time by the Borrower by notice to such Issuing Bank, the Administrative Agent and the Lenders. Upon the acceptance of any appointment as an Issuing Bank hereunder by a Lender that shall agree to serve as a successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of such retiring Issuing Bank. Upon the resignation or removal of an Issuing Bank hereunder, such Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder. At the time such resignation or removal shall become effective, the Borrower shall pay all fees accrued for the account of the Issuing Bank under Section 2.07(c)(ii) and not yet paid. After the resignation or removal of an Issuing Bank hereunder, such Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.
          (j) Designation of Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent and the Lenders designate one or more Lenders (with the consent of each such Lender) reasonably acceptable to the Administrative Agent as additional Issuing Banks. The acceptance by a Lender of any appointment as an Issuing Bank hereunder shall be evidenced by an agreement (an “Issuing Bank Agreement”), which shall be in a form satisfactory to the Borrower and the Administrative Agent, shall set forth the L/C Commitment and Issuing Bank Fees of such Lender and shall be executed by such Lender, the Borrower and the Administrative Agent and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an Issuing Bank. Any Lender designated as an issuing bank pursuant to this paragraph (j) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.
          (k) Cash Collateralization. If any Event of Default shall occur and be continuing, the Borrower shall, on the Business Day it receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit) thereof, deposit in an account with the Collateral Agent, for the benefit of the Lenders, an amount in cash equal to the L/C Exposure as of such date; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable in immediately available funds, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Article VII. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the Issuing Banks for L/C Disbursements for which they have not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
          (l) Issuing Bank Reports. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the face amounts of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), it being understood that such Issuing Bank shall not effect any issuance, renewal, extension or amendment resulting in an increase in the aggregate amount of the Letters of Credit issued by it without first obtaining written confirmation from the Administrative Agent that such increase is then permitted under this Agreement, (ii) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date, currency and amount of such L/C Disbursement, (iii) on any Business Day on which the applicable Borrower fails to reimburse an L/C Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the currency and amount of such L/C Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.
          SECTION 2.05. Borrowing Procedure. In order to request a Borrowing (other than a Swingline Loan, or a deemed Borrowing pursuant to Section 2.02(f), as to which this Section 2.05 shall not apply), the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon), New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 (noon), New York City time, one Business Day before a proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day), (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.05 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.
     SECTION 2.06. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) the then unpaid principal amount of each Swingline Loan on the applicable Swingline Maturity Date.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
          (c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if a Eurodollar Revolving Loan, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with their terms.
          (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.
          SECTION 2.07. Fees. (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on the date on which the last of the Commitments of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to the Applicable Percentage per annum on the daily unused amount of the Revolving Credit Commitment of such Lender during the preceding quarter (or other period commencing with the date hereof or ending with the date on which the last of the Commitments of such Lender shall expire or be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the date hereof and shall cease to accrue on the date on which the last of the Commitments of such Lender shall expire or be terminated as provided herein. For purposes of calculating Commitment Fees only, no portion of the Revolving Credit Commitments shall be deemed utilized by virtue of any Swingline Loan being outstanding.
          (b) The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”).
          (c) The Borrower agrees to pay (i) to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (an “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the date hereof or ending with the Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate equal to the Applicable Percentage from time to time used to determine the interest rate on Borrowings comprised of Eurodollar Revolving Loans pursuant to Section 2.08 and (ii) to each Issuing Bank with respect to each Letter of Credit issued thereby (A) on the last Business Day of March, June, September and December of each year and on the date on which all Letters of Credit issued by such Issuing Bank have been canceled or have expired, a fronting fee equal to a percentage per annum (as shall be agreed upon by the Borrower and such Issuing Bank) of the average daily aggregate face amount, during the preceding quarter (or shorter period, as provided above), of all outstanding Letters of Credit issued by such Issuing Bank (the “Fronting Fee”) and (B) the standard, issuance, drawing and amendment fees specified from time to time by such Issuing Bank (together with the Fronting Fee, the “Issuing Bank Fees”). All L/C Participation Fees and Fronting Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
          (d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances; provided, however, that the foregoing shall in no event constitute a waiver of or otherwise affect any claims the Borrower may have against any other party to this Agreement.
          SECTION 2.08. Interest on Loans. (a) Subject to the provisions of Section 2.09, the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage.
          (b) Subject to the provisions of Section 2.09, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage.
          (c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate for any day or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
     SECTION 2.09. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, or under any other Loan Document, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) (a) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to Section 2.08 plus 2% per annum and (b) in all other cases, at the rate per annum applicable at such time to ABR Loans plus 2% per annum.
          SECTION 2.10. Alternate Rate of Interest. In the event and on each occasion that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not exceed the cost to any Lender of making or maintaining its Eurodollar Revolving Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or facsimile notice (which, in the case of a facsimile notice, shall be followed by a written notice) of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.05 or 2.12 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.
          SECTION 2.11. Termination and Reduction of Commitments. (a)The Revolving Credit Commitments, the Swingline Commitment and the L/C Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Maturity Date.
          (b) Upon at least three Business Days’ prior irrevocable written or facsimile notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce the Revolving Credit Commitments; provided, however, that (i) each partial reduction of the Revolving Credit Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000 and (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time.
          SECTION 2.12. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing (other than a Swingline Loan) into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 12:00 (noon), New York City time, three

Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:
     (i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;
     (ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and (b) regarding the principal amount and maximum number of Borrowings of the relevant Type;
     (iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Revolving Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;
     (iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;
     (v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;
     (vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;
     (vii) upon notice to the Borrower from the Administrative Agent, which may be given at the request of any Lender, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued at the end of the applicable Interest Period as, a Eurodollar Revolving Loan.
          Each notice pursuant to this Section shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period as an ABR Borrowing.
          SECTION 2.13. Voluntary Prepayment; Mandatory Prepayments and Commitment Reductions. (a)The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or facsimile notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 (noon), New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000.
          (b) Each notice of voluntary prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments (whether voluntary or mandatory) under this Section shall be subject to Section 2.16 but otherwise without premium or penalty. All prepayments (whether voluntary or mandatory) under this Section 2.13 shall be accompanied by accrued and unpaid interest on the principal amount being prepaid to but excluding the date of payment.
          (c) In the event of any termination of all the Revolving Credit Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Loans and all outstanding Swingline Loans and replace or cause to be canceled (or make other arrangements satisfactory to the Administrative Agent and each Issuing Bank with respect to) all outstanding Letters of Credit issued by such Issuing Bank. If, after giving effect to any partial reduction of the Revolving Credit Commitments (including for the avoidance of doubt, any mandatory or scheduled commitment reduction pursuant to this Section 2.13) or at any other time, the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment, then the Borrower shall, on the date of such reduction or at such other time, repay or prepay Revolving Borrowings or Swingline Loans (or a combination thereof) and, after the Revolving Borrowings and Swingline Loans shall have been repaid or prepaid in full, replace or cause to be canceled (or make other arrangements satisfactory to the Administrative Agent and each Issuing Bank with respect to) Letters of Credit issued by such Issuing Bank in an amount sufficient to eliminate such excess.
          (d) Subject to clause (l) below, on each date set forth below or, if such date is not a Business Day, on the next preceding Business Day, the Revolving Credit Commitments shall be automatically and permanently reduced to the amount set forth below for such date (in each case unless permanently reduced to or below such amount prior to such date).

Step-Down Date	Amount
March 31, 2009	$457,187,500
June 30, 2009	$439,375,000
September 30, 2009	$421,562,500
December 31, 2009	$403,750,000
March 31, 2010	$380,000,000
June 30, 2010	$356,250,000
September 30, 2010	$332,500,000
December 31, 2010	$308,750,000
March 31, 2011	$285,000,000
June 30, 2011	$261,250,000
September 30, 2011	$237,500,000
December 31, 2011	$213,750,000
March 31, 2012	$190,000,000
          (e) Subject to clause (l) below, in the event and on each occasion that Borrower or any Subsidiary receives Net Cash Proceeds from any Asset Sale, the Revolving Credit Commitments shall be automatically and permanently reduced on the Applicable Commitment Reduction Date by an amount equal to (i) the Specified Share multiplied by (ii) the amount of such Net Cash Proceeds.

          (f) Subject to clause (l) below, in the event and on each occasion that, following the Term Loan Facility Termination, the Borrower or any Subsidiary receives Net Cash Proceeds from any Equity Issuance, the Revolving Credit Commitments shall be automatically and permanently reduced on the Applicable Commitment Reduction Date by an amount equal to 50% of the amount of such Net Cash Proceeds.
          (g) Subject to clause (l) below, on each Applicable Commitment Reduction Date with respect to Excess Cash Flow prepayments, the Revolving Credit Commitments shall be automatically and permanently reduced by an amount equal to 50% of Excess Cash Flow for the fiscal year then ended; provided that the percentage referred to above shall be reduced to 25% if (1) the Leverage Ratio at the end of such fiscal year is less than 1.75 to 1.0 and (2) no Default or Event of Default shall have occurred and be continuing on such Applicable Commitment Reduction Date.
          (h) Subject to clause (l) below, in the event and on every occasion that, following the Term Loan Facility Termination, the Borrower or any Subsidiary receives Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed (other than any cash proceeds from the issuance of Indebtedness for money borrowed permitted pursuant to Section 6.01), the Revolving Credit Commitments shall be automatically and permanently reduced on the Applicable Commitment Reduction Date by an amount equal to the amount of such Net Cash Proceeds.
          (i) Subject to clause (l) below, in the event and on every occasion that the Borrower or any Subsidiary shall receive Net Cash Proceeds from any ARS Liquidation Event, the Revolving Credit Commitments shall be automatically and permanently reduced on the Applicable Commitment Reduction Date by an amount equal to (i) the Specified Share multiplied by (ii) 100% of such Net Cash Proceeds.
          (j) Subject to clause (l) below, in the event and on every occasion that, following the Term Loan Facility Termination, the Borrower or any Subsidiary shall receive Net Cash Proceeds from any Extraordinary Receipt, the Revolving Credit Commitments shall be automatically and permanently reduced on the Applicable Commitment Reduction Date by an amount equal to the amount of such Net Cash Proceeds.
          (k) The Borrower shall deliver to the Administrative Agent, at the time of each Commitment reduction required under clauses (e) through (j) of this Section 2.13, a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such reduction and any prepayment of Loans or arrangements with respect to

Letters of Credit required pursuant to clause (c) hereof in connection with such reduction. The Borrower shall provide at least three days’ prior written notice of such reduction and prepayment specifying the Applicable Commitment Reduction Date and, if applicable, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid or arrangements required to be made with respect to Letters of Credit.
          (l) No reduction in Revolving Credit Commitments shall be required pursuant to clauses (d) through (j) of this Section 2.13 to the extent that immediately after giving effect to such reduction the aggregate amount of the Revolving Credit Commitments would be less than $150,000,000.
          SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender or Issuing Bank of the principal of or interest on any Eurodollar Revolving Loan made by such Lender or any Fees or other amounts payable hereunder (other than changes in respect of taxes imposed on the overall net income of such Lender or Issuing Bank by the jurisdiction in which such Lender or Issuing Bank has either its principal office or applicable lending office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Revolving Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or Issuing Bank of making or maintaining any Eurodollar Revolving Loan or increase the cost to any Lender of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount determined in good faith by such Lender or Issuing Bank to be material, then the Borrower will pay to such Lender or Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or Issuing Bank shall have determined that the adoption after the date hereof of any law, rule, regulation, agreement or guideline regarding capital adequacy, or any change after the date hereof in any such law, rule, regulation, agreement or guideline (whether such law, rule, regulation, agreement or guideline has been adopted) or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or Issuing Bank or any Lender’s or Issuing Bank’s holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by such Issuing Bank pursuant hereto to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender or Issuing Bank to be material, then from time to time the Borrower shall pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above, together with an explanation in reasonable detail, shall be delivered to the Borrower. In determining any additional amounts owing under this Section 2.14, each Lender or Issuing Bank will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such Lender’s or Issuing Bank’s determination of compensation owing under this Section 2.14 shall, absent manifest error, unreasonableness or bad faith, be final and conclusive and binding on all parties hereto. The Borrower shall pay such Lender or Issuing Bank the amount shown as due on any such certificate delivered by it within 15 days after its receipt of the same; provided that if the Borrower shall reasonably dispute such amount, the amount due shall be paid within three Business Days after such dispute is resolved.
          (d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation for any increased costs or reductions in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the change in law or other circumstance giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the change in law or other circumstance giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof. The protection of this Section shall be available to each Lender and Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, agreement, guideline or other change or condition that shall have occurred or been imposed.
          SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if, after the date hereof, any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Revolving Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Revolving Loan, then, by written notice to the Borrower and to the Administrative Agent:
     (i) such Lender may declare that Eurodollar Revolving Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Revolving Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Revolving Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and
     (ii) such Lender may require that all outstanding Eurodollar Revolving Loans made by it be converted to ABR Loans, in which event all such Eurodollar Revolving Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.
In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Revolving Loans that would have been made by such Lender or the converted Eurodollar Revolving Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Revolving Loans.
          (b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Revolving Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Revolving Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.
          SECTION 2.16. Indemnity. The Borrower shall indemnify each Lender against any actual loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Revolving Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Revolving Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Revolving Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Revolving Loan to be made by such Lender (including any Eurodollar Revolving Loan to be made pursuant to a conversion or continuation under Section 2.12) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment of any Eurodollar Revolving Loan required to be made hereunder. In the case of any Breakage Event, such actual loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its actual cost (which may be determined by such Lender by any reasonable method) of obtaining funds for the Eurodollar Revolving Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16, together with an explanation in reasonable detail, shall be delivered to the Borrower. In determining any additional amounts owing under this Section 2.16, each Lender or Issuing Bank will act reasonably and in good faith; provided that such Lender’s or Issuing Bank’s determination of compensation owing under this Section 2.16 shall, absent manifest error, unreasonableness or bad faith, be final and conclusive and binding on all parties hereto.
          SECTION 2.17. Pro Rata Treatment. Except as provided below in this Section 2.17 with respect to Swingline Loans and as required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans of any Class, each payment of commitment fees with respect to Commitments of any Class, each reduction of the Commitments of any Class and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans of the applicable Class). For purposes of determining the available Revolving Credit Commitments of the Lenders at any time, each outstanding Swingline Loan shall be deemed to have utilized the Revolving Credit Commitments of the Lenders (including those Lenders which shall not have made Swingline Loans) pro rata in accordance with such respective Revolving Credit Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.
          SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in Swingline Loans and L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in Swingline Loans and L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans, participations in Swingline Loans and L/C Exposure, as the case may be, of such other Lender, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by all the Lenders; provided, however, that (i) if any such participations are purchased pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such participations shall be rescinded to the extent of such recovery and the purchase price restored without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans or L/C Disbursements to any assignee or participant, other than to the Borrower or any of the Subsidiaries or any Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason of such participation as fully as if such

Lender had made a Loan directly to the Borrower in the amount of such participation.
          SECTION 2.19. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Each such payment (other than (i) Issuing Bank Fees, which shall be paid directly to the applicable Issuing Banks, (ii) principal of and interest on Swingline Loans, which shall be paid directly to the Swingline Lender except as otherwise provided in Section 2.03(e) and (iii) payments pursuant to Sections 2.14, 2.16, 2.20 and 9.05 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein) shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, New York 10010, or as otherwise directed.
          (b) The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.
          (c) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and Fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and Fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and Fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed L/C Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties.
          SECTION 2.20. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that, if the Borrower or any other Loan Party shall be required to deduct any Indemnified

Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, each Lender and each Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Loan Party shall make such deductions and (iii) the Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower or any other Loan Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower or any other Loan Party shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error. The Administrative Agent, Lender or Issuing Bank may, at its sole reasonable discretion, take such steps as the Borrower reasonably requests to assist the Borrower, at the Borrower’s own expense, to minimize or, as applicable, recover such Indemnified Taxes or Other Taxes.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the United States, or any treaty to which the United States is a party, with respect to payments under this Agreement shall, after having received from the Borrower or any other Loan

Party notice of the availability of such exemptions from or reductions of withholding tax, as well as all such appropriate documentation prescribed by applicable law, deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or any other Loan Party as will permit such payments to be made without withholding or at a reduced rate; provided that such Foreign Lender is lawfully able to do so and that complying with such requirements would not require such Lender Party to disclose any confidential or proprietary information or be otherwise materially disadvantageous to such Lender Party (in form, in procedure or in the substance of information disclosed).
          SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or Issuing Bank delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any amount to any Lender or Issuing Bank or any Governmental Authority on account of any Lender or Issuing Bank pursuant to Section 2.20, (iv) any Lender becomes a Non-Consenting Lender, or (v) any Lender becomes a Defaulting Lender the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(e)), upon notice to such Lender or Issuing Bank, and the Administrative Agent, require such Lender or Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (w) with respect to clauses (i) to (iii) above, such assignment will result in a reduction in the claim for compensation under Section 2.14 or in the withdrawal of the notice under Section 2.15 or in the reduction of payments under Section 2.20, as the case may be, (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of each Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, and (z) the Borrower or such assignee shall have paid to the affected Lender or Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or Issuing Bank hereunder (including any amounts under Section 2.14 and Section 2.16); provided further that, if prior to any such transfer and assignment (A) in the case of clauses (i) to (iii) above, the circumstances or event that resulted in such Lender’s or Issuing Bank’s claim for compensation under Section 2.14 or notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or Issuing Bank pursuant to paragraph (b) below), or if such Lender or Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event, (B) in the case of clause (iv) above, such Non-Consenting Lender ceases to be a Non-Consenting Lender and (C) in the case of clause (v) above, such assigning Lender ceases to be a Defaulting Lender as the case may be, then such Lender or Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder.
          (b) If (i) any Lender or Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any amount to any Lender, the Issuing Bank or any Governmental Authority on account of any Lender or Issuing Bank, pursuant to Section 2.20 then such Lender or Issuing Bank shall use reasonable efforts (which shall not require such Lender or Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or Issuing Bank in connection with any such filing or assignment, delegation and transfer.
ARTICLE III
Representations and Warranties
          The Borrower represents and warrants to the Administrative Agent, the Collateral Agent, each Issuing Bank and each of the Lenders that:
          SECTION 3.01. Organization; Powers. The Borrower and each of the Domestic Subsidiaries and Material Foreign Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.
          SECTION 3.02. Authorization. The Transactions have been duly authorized by all requisite corporate and, if required, stockholder action. The Transactions will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary (other than any Lien created hereunder or under the Security Documents) except, with respect to clauses (i)(C) and (ii), any defaults arising under any Indebtedness of the Target or any subsidiary of the Target as a direct result of (i) the execution, delivery and performance by the Borrower and the Merger Sub of the Merger Agreement and the consummation of the Merger and the other transactions contemplated thereby or (ii) the consummation of the Tender Offer (together the “Acquisition Transactions”), in each case to the extent that such defaults would not reasonably be expected to have a Material Adverse Effect.
          SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party enforceable against the Borrower or such Loan Party in accordance with its terms.
          SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) recordation of the Mortgages, (c) such as have been made or obtained and are in full force and effect and (d) in the case of any such action required to be taken in connection with the Acquisition Transactions, to the extent the failure to take any such action could not reasonably be expected to have a Material Adverse Effect.
          SECTION 3.05. Financial Statements. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheets and related statements of income, stockholders’ equity and cash flows (i) as of the end of and for each fiscal year in the three-fiscal year period ended December 31, 2007, audited by and accompanied by the opinion of PricewaterhouseCoopers LLP, independent public accountants, (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2008, certified by its chief financial officer and (iii) as of and for the fiscal months and the portion of the fiscal year ended after the date of the most recently ended fiscal quarter and not less than 30 days prior to the Amendment No. 1 Effective Date, certified by its chief financial officer. Such financial statements present fairly in all material respects the financial condition and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the dates thereof. Such financial statements (other than such monthly financial statements) were prepared in accordance with GAAP applied on a consistent basis and are in compliance with the requirements of Regulation S-X under the Securities Act of 1933, as amended, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.
          (b) The Borrower has heretofore furnished to the Lenders the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target (i) as of the end of and for each fiscal year in the three-fiscal year period ended December 31, 2007, audited by and accompanied by the opinion of BDO Seidman, LLP, independent public accountants, (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2008 and (iii) as of and for the fiscal months and the portion of the fiscal year ended after the date of the most recently ended fiscal quarter and not less than 30 days prior to the Amendment No. 1 Effective Date. Such financial statements present fairly in all material respects the financial condition and results of operations and cash flows of the Target and its consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Target and its consolidated Subsidiaries as of the dates thereof. Such financial statements (other than such monthly financial statements) were prepared in accordance with GAAP applied on a consistent basis and are in compliance with the requirements of Regulation S-X under the Securities Act of 1933, as amended, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.

          (c) The Borrower has heretofore delivered to the Lenders its unaudited pro forma consolidated balance sheet and related pro forma statements of income, stockholder’s equity and cash flows as of September 30, 2008, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of the twelve-month period ending on such date. Such pro forma financial statements have been prepared in good faith by the Borrower, based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum (which assumptions are believed by the Borrower on the Amendment No. 1 Effective Date to be reasonable), are based on the best information available to the Borrower as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly in all material respects on a pro forma basis the estimated consolidated financial position of the Borrower and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.
          SECTION 3.06. No Material Adverse Change. (a) There has been no Material Adverse Effect since December 31, 2007.
          (b) No Default or Event of Default has occurred and is continuing.
          SECTION 3.07. Title to Properties; Possession Under Leases. (a) The Borrower and each of the Domestic Subsidiaries and Material Foreign Subsidiaries has good and marketable title to, or valid leasehold interests in, or easements or other limited property rights in, or is licensed to use, all its material properties and assets (including all Mortgaged Property), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.
          (b) The Borrower and each of the Domestic Subsidiaries and Material Foreign Subsidiaries has complied with all material obligations under all material leases to which it is a party and all such leases are in full force and effect. The Borrower and each Subsidiary enjoys peaceful and undisturbed possession under all such material leases.
          (c) As of the Amendment No. 1 Effective Date, the Borrower has not received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.

          (d) Except as disclosed on Schedule 3.20(a) or 3.20(b), as of the Amendment No. 1 Effective Date, none of the Borrower or any of the Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.
          SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Amendment No. 1 Effective Date a list of all Subsidiaries and the direct or indirect ownership interests of the Borrower therein, and identifies each Subsidiary that is a Material Foreign Subsidiary on the Amendment No. 1 Effective Date. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and, as of the Amendment No. 1 Effective Date, are owned by the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents, the Term Liens and statutory nonconsensual Liens expressly permitted by Section 6.02).
          SECTION 3.09. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09, there are no actions, suits, proceedings or investigations at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any business, property or rights of any such person (i) that involve any Loan Document or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
          (b) Since the Amendment No. 1 Effective Date, there has been no change in the status of the matters disclosed on Schedule 3.09 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
          (c) The Borrower and each of the Domestic Subsidiaries and Material Foreign Subsidiaries is in compliance with all laws, regulations, consent decrees and orders of any Governmental Authority applicable to it (including, without limitation, the Patriot Act, ERISA, employee health and safety, margin regulations, Environmental Laws and Health Care Laws) or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          (d) None of the Borrower or any of the Domestic Subsidiaries or Material Foreign Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.
          (e) Certificates of occupancy and permits (in each case, to the extent required by applicable law) are in effect for each Mortgaged Property as currently constructed, and true and complete copies of such certificates of occupancy have been delivered to the Collateral Agent as mortgagee with respect to each Mortgaged Property.
          SECTION 3.10. Agreements. (a) Neither the Borrower nor any of the Domestic Subsidiaries or Material Foreign Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.
          (b) Neither the Borrower nor any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.11. Federal Reserve Regulations. (a) Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
          (b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.
          SECTION 3.12. Investment Company Act. Neither the Borrower nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
          SECTION 3.13. Use of Proceeds. The Borrower will use the proceeds of the Loans and request the issuance of Letters of Credit only to provide working capital and for other general corporate purposes, including permitted acquisitions and the payment of the Acquisition Consideration and the Letters of Credit are to be used by the Borrower and the Subsidiaries for general corporate purposes

          SECTION 3.14. Tax Returns. Each of the Borrower and the Subsidiaries has filed or caused to be filed all Federal and all other material state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all Federal and all other material taxes due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP.
          SECTION 3.15. No Material Misstatements. None of (a) the Confidential Information Memorandum or (b) any other information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto taken as a whole contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions (based upon accounting principles consistent with the historical audited financial statements of the Borrower) and due care in the preparation of such information, report, financial statement, exhibit or schedule (it being understood that any such forecast or projection is not a guarantee of future performance and that actual results during the period covered by such forecast or projection may materially differ from the projected results thereof).
          SECTION 3.16. Employee Benefit Plans. Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Borrower or any of its ERISA Affiliates. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of such Plan.
          SECTION 3.17. Environmental Matters. (a) Except as set forth in Schedule 3.17:
     (i) To the knowledge of the Borrower, the properties and facilities currently or formerly owned, leased or operated by the Borrower and the Subsidiaries (the “Properties”) do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted, a violation of, (ii) require Remedial

Action under, or (iii) could reasonably be expected to give rise to liability under, Environmental Laws, which violations, Remedial Actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
     (ii) The Borrower, the Subsidiaries and their respective operations are in compliance, and in the last five years have been in compliance, with all Environmental Laws, and all necessary Environmental Permits have been obtained and are in effect, except to the extent that such noncompliance or failure to obtain any necessary permits, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;
     (iii) To the knowledge of the Borrower, there have been no Releases or threatened Releases at, from, on, to or under the Properties or otherwise in connection with the operations of the Borrower or the Subsidiaries, which Releases or threatened Releases, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
     (iv) Neither the Borrower nor any of the Subsidiaries has received any Environmental Claim in connection with the Properties or the operations of the Borrower or the Subsidiaries or with regard to any person whose liabilities for environmental matters the Borrower or the Subsidiaries has retained or assumed, in whole or in part, contractually, by operation of law or otherwise, which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, nor do the Borrower or the Subsidiaries have any reasonable basis to believe that any such Environmental Claim is being threatened; and
     (v) (A) To the knowledge of the Borrower, Hazardous Materials have not been transported from the Properties, nor have Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in a manner that could give rise to any liability under any Environmental Law which in the aggregate could be expected to result in a Material Adverse Effect, nor (B) have the Borrower or the Subsidiaries retained or assumed any liability, contractually, by operation of law or otherwise with respect to the generation, treatment, storage or disposal of Hazardous Materials, which transportation, generation, treatment, storage or disposal, or retained or assumed liabilities, individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

          (b) Since the Amendment No. 1 Effective Date, there has been no change in the status of the matters disclosed on Schedule 3.17 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
          SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Borrower or by the Borrower for its Subsidiaries as of the Amendment No. 1 Effective Date. As of such date, such insurance is in full force and effect and all premiums have been duly paid. The Borrower and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.
          SECTION 3.19. Security Documents. (a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and the proceeds thereof and (i) when the Pledged Collateral (as defined in the Guarantee and Collateral Agreement) is delivered to the Collateral Agent, the Lien created under the Guarantee and Collateral Agreement in favor of the Collateral Agent for the ratable benefit of the Secured Parties shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case, pari passu with the Term Liens and prior and superior in right to any other person, and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), the Lien created under the Guarantee and Collateral Agreement in favor of the Collateral Agent for the ratable benefit of the Secured Parties will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than Intellectual Property, as defined in the Guarantee and Collateral Agreement), in each case pari passu with the Term Liens and prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02.
          (b) Upon the recordation of the Guarantee and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 3.19(a), the Lien created under the Guarantee and Collateral Agreement in favor of the Collateral Agent for the ratable benefit of the Secured Parties shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Guarantee and Collateral Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case pari passu with the Term

Liens and prior and superior in right to any other person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Amendment No. 1 Effective Date).
          (c) The Mortgages are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.19(c), the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case pari passu with the Term Liens and prior and superior in right to any other person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 6.02.
          SECTION 3.20. Location of Real Property and Leased Premises. (a) Schedule 3.20(a) lists completely and correctly as of the Amendment No. 1 Effective Date all real property owned by the Borrower and the Subsidiaries and the addresses thereof. The Borrower and the Subsidiaries own in fee all the real property set forth on Schedule 3.20(a).
          (b) Schedule 3.20(b) lists completely and correctly as of the Amendment No. 1 Effective Date all Material Leased Property (defined below) and the addresses thereof. The Borrower and the Subsidiaries have valid leases in all the real property set forth on Schedule 3.20(b). For the purpose of the foregoing, “Material Leased Property” means real property leased by the Borrower or any Subsidiary with respect to which such property lease (i) has more than twelve (12) months remaining in the lease term and (ii) requires the Borrower or any Subsidiary to make lease payments in excess of $500,000 in any year or $1,000,000 in the aggregate over the remaining term of such lease.
          SECTION 3.21. Labor Matters. As of the Amendment No. 1 Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from the Borrower or any of the Domestic Subsidiaries or Material Foreign Subsidiaries, or for which any claim may be made against the Borrower or any of the Domestic Subsidiaries or Material Foreign Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or the applicable Subsidiary.
          SECTION 3.22. Solvency. Immediately after the consummation of the Transactions to occur on the Amendment No. 1 Effective Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of the Borrower and the Subsidiaries on a consolidated basis, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and the Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability in respect of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and the Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and the Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Amendment No. 1 Effective Date.
          SECTION 3.23. Transaction Documents. (a) The Borrower has delivered to the Administrative Agent a complete and correct copy of the Merger Agreement (including all schedules, exhibits, amendments, supplements and modifications thereto). Neither the Borrower nor any Loan Party or, to the knowledge of the Borrower or each Loan Party, any other person party thereto is in default in the performance or compliance with any material provisions thereof. The Merger Agreement complies in all material respects with all applicable laws. All representations and warranties set forth in the Merger Agreement were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made).
          (b) The Borrower has delivered to the Administrative Agent a complete and correct copy of the Tender Offer Documentation (including all schedules, exhibits, amendments, supplements and modifications thereto). The Tender Offer complies in all material respects with all applicable laws.
          SECTION 3.24. Sanctioned Persons. None of the Borrower or any Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of the Borrower or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

ARTICLE IV
Conditions of Lending
          The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:
          SECTION 4.01. All Credit Events. On (x) the date of each Borrowing (other than a conversion or a continuation of a Borrowing), including each Borrowing of a Swingline Loan, and on the date of each issuance, amendment, extension or renewal of a Letter of Credit and (y) solely for the purpose of paragraph (b) and (c) below, the Amendment No. 1 Effective Date (each such event or date being called a “Credit Event”):
          (a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.05 (or such notice shall have been deemed given in accordance with Section 2.02) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.04(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.03(b).
          (b) The representations and warranties set forth in Article III and in each Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
          (c) Borrower and each other Loan Party shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing.
          (d) Other than in the case of a Borrowing for the purpose of paying the Acquisition Consideration, immediately after giving effect to any such Borrowing of Loans and the use of proceeds thereof, the aggregate amount of unrestricted cash and Permitted Investments on hand at the Borrower and the Domestic Subsidiaries shall not exceed $200,000,000.
          (e) Immediately prior to giving effect to any such Borrowing of Loans the proceeds of which are to be used to pay the

Acquisition Consideration, the full amount of the Term Loan Credit Agreement as in effect on the Amendment No. 1 Effective Date shall have been drawn.
          Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the satisfaction of the conditions set forth in paragraphs (b), (c), (d) and (e) of this Section.
          SECTION 4.02. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder, and the incorporation of Existing Letters of Credit as Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.08).
          (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
          (b) The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Banks, (i)(A) a favorable written opinion of James Elrod, Esquire, General Counsel of the Borrower, substantially to the effect set forth in Exhibit G-1, (B) a favorable written opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., special counsel to the Borrower, substantially to the effect set forth in Exhibit G-2, and (C) a favorable written opinion of Bass, Berry & Sims PLC, Tennessee counsel to the Borrower, substantially to the effect set forth in Exhibit G-3, in each case (1) dated the date hereof, (2) addressed to the Administrative Agent, the Issuing Banks and the Lenders, and (3) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.
          (c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Lenders, the Issuing Banks or the Administrative Agent, may reasonably request.
          (d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01.
          (e) After giving effect to the Transactions occurring on the Effective Date, the Borrower and the Subsidiaries shall have outstanding no Indebtedness for borrowed money or preferred stock other than (i) Indebtedness under the Loan Documents, (ii) the Convertible Notes, and (iii) other Indebtedness permitted under Section 6.01 (other than clause (h) thereof of this Agreement (as in effect prior to the Amendment No. 1 Effective Date)).
          (f) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the date hereof, including, to the extent invoiced, reimbursement or payment of all fees and out-of-pocket expenses (including fees, charges and disbursements of outside counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document or under the Fee Letter.
          (g) The Administrative Agent and each Lender shall have received all such information as shall have been reasonably requested by it in order to enable it to comply with the requirements of the Patriot Act and any other “know your customer” or similar laws or regulations.
          (h) The commitments under the Existing Credit Agreement shall have been or shall simultaneously be terminated, the principal of and all accrued interest on all Loans outstanding under such agreement and all fees and other amounts accrued for the accounts of or owed to the lenders thereunder shall have been or shall simultaneously be paid in full (except that the Existing Letters of Credit shall remain outstanding as Letters of Credit hereunder) and all Liens securing the obligations of the Borrower and the Subsidiaries thereunder shall have been released.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.08) at or prior to 5:00 p.m., New York City time, on April 27, 2007 subject to extension (by not more than 10 Business Days) by the Administrative Agent in its sole discretion (and, in the event that such conditions are not so satisfied, waived or extended, the Commitments shall terminate at such time).
ARTICLE V
Affirmative Covenants
          The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:
          SECTION 5.01. Existence; Compliance with Laws; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.
          (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect its rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names; maintain and operate its business in substantially the manner in which it is presently conducted and operated; comply with all applicable laws, rules, regulations, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, in each case to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

          SECTION 5.02. Insurance. (a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers (or, if any insurer no longer qualifies as such, promptly thereafter enter into replacement insurance with a financially sound and reputable insurer); maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.
          (b) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Amendment No. 1 Effective Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement,” without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; deliver original or certified copies of all such policies to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.
          (c) If at any time the area in which the Premises (as defined in the Mortgages) are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time require.
          (d) With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than that which is customary for companies in the same or similar businesses operating in the same or similar locations, naming the Collateral Agent as an additional insured, on forms satisfactory to the Collateral Agent.
          (e) Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by any Loan Party; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.
          SECTION 5.03. Obligations and Taxes. Pay its Indebtedness and other obligations promptly when due and in accordance with their terms (it being understood that nothing in this Section shall require the payment of amounts for which the Borrower or any Subsidiary is in good faith disputing its liability so long as the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP) and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien and, in the case of a Mortgaged Property, there is no risk of forfeiture of such property.

          SECTION 5.04. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent, which shall furnish to each Lender:
          (a) no later than the date that is the earlier of (i) the date by which the Annual Report on Form 10-K of the Borrower for each fiscal year is required to be filed under the rules and regulations of the SEC and (ii) 90 days after the end of such fiscal year, its consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing reasonably acceptable to the Required Lenders and accompanied by an opinion of such accountants (which shall not be qualified in any material respect (it being agreed that any “going concern” or like qualification or exception or exception as to the scope of such audit shall be deemed to be a material qualification)) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with a customary “management discussion and analysis” provision;
          (b) no later than the date that is the earlier of (i) the date by which the Quarterly Report on Form 10-Q of the Borrower for each of the first three fiscal quarters of each fiscal year is required to be filed under the rules and regulations of the SEC and (ii) 45 days after the end of such fiscal quarter, its consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and, other than with respect to quarterly reports during the remainder of the first fiscal year after the Amendment No. 1 Effective Date, comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, together with a customary “management discussion and analysis” provision;
          (c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer in the form of Exhibit H (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.10, 6.11 and 6.12 and, in the case of a certificate delivered with the financial statements required by paragraph (a) above, setting forth the Borrower’s calculation of Excess Cash Flow;
          (d) concurrently with any delivery of financial statements under paragraph (a) above, a certificate of the accounting firm that reported on such statements (which certificate may be prepared in accordance with professional accounting standards and may be limited to accounting matters and disclaim responsibility for legal interpretations) stating that in performing the audit necessary therefor, no knowledge was obtained of the existence of any Event of Default or Default with respect to Sections 6.10, 6.11 or 6.12 or, if such knowledge was obtained, specifying the existence thereof in reasonable detail;
          (e) on or prior to each date of delivery of financial statements under paragraph (a) above, the Borrower shall provide to each Lender a business plan for the following two years, in a form satisfactory to the Administrative Agent;
          (f) promptly after the same become publicly available, copies of all reports (excluding, in any event, copies of press releases) which the Borrower sends to its stockholders, and copies of all registration statements, reports on Form 10-K, Form 10-Q or Form 8-K (or, in each case, any successor form) and other material reports which the Borrower or any Subsidiary files with the SEC or any successor or analogous Governmental Authority (other than public offerings of securities under employee benefit plans or dividend reinvestment plans);
          (g) promptly after the receipt thereof by the Borrower or any Subsidiary, a copy of any “management letter” received by any such person from its certified public accountants and the management’s response thereto;
          (h) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and
          (i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the

Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.
          SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent, each Issuing Bank and each Lender prompt written notice of the following:
          (a) promptly after the Borrower obtains knowledge thereof, any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
          (b) the filing or commencement of, or any written threat or written notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof, as to which there is a reasonable likelihood of an adverse result and that could reasonably be expected to result in a Material Adverse Effect;
          (c) promptly after the Borrower obtains knowledge thereof, any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and
          (d) any change in the Borrower’s corporate rating by S&P, in the Borrower’s corporate family rating by Moody’s or in the ratings of the Credit Facilities by S&P or Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place the Borrower or the Credit Facilities on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating the Borrower or the Credit Facilities.
          SECTION 5.06. Information Regarding Collateral. (a) Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.
          (b) In the case of the Borrower, each year commencing with the year ended December 31, 2009, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent a certificate of a Financial Officer setting forth the information required pursuant to Section 1 or 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Amendment No. 1 Effective Date or the date of the most recent certificate delivered pursuant to this Section 5.06.
          SECTION 5.07. Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings. (a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all material dealings and transactions in relation to its business and activities. Subject to the provisions of Section 9.16, each Loan Party will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of the Borrower or any of the Subsidiaries upon reasonable prior notice to the Borrower (and, unless a Default or Event of Default shall have occurred and be continuing, on not more than two occasions during any fiscal year) and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of the Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor; provided that whether or not a Default or Event of Default shall have occurred and be continuing, the Borrower shall have the right to participate in all such discussions.
          (b) Use commercially reasonable efforts to cause the Credit Facilities to be continuously rated by S&P and Moody’s on a public basis, and in the case of the Borrower, use commercially reasonable efforts to maintain a public corporate rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower.
          SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only to provide working capital and for other general corporate purposes, including permitted acquisitions and the payment of the Acquisition Consideration, and the Letters of Credit are to be used by the Borrower and the Subsidiaries for general corporate purposes.
          SECTION 5.09. Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent as soon as possible after, and in any event within 10 days after any Responsible Officer of the Borrower knows that, any ERISA Event has occurred that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and/or the Subsidiaries in an aggregate amount exceeding $5,000,000, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA

Event and the action, if any, that the Borrower proposes to take with respect thereto.
          SECTION 5.10. Compliance with Environmental Laws. Comply, and use reasonable efforts to cause all lessees and other persons occupying its then current Properties to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and then current Properties; obtain and renew all Environmental Permits necessary for its operations and then current Properties except for such non-compliance as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and conduct any Remedial Action in accordance with Environmental Laws; provided, however, that neither the Borrower nor any of the Subsidiaries shall be required to undertake any Remedial Action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained by the Borrower with respect to such circumstances in accordance with GAAP.
          SECTION 5.11. Preparation of Environmental Reports. If a Default caused by reason of a breach of Section 3.17 or Section 5.10 shall have occurred and be continuing for more than 20 days without the Borrower or any Subsidiary commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Loan Parties, an environmental site assessment report regarding the matters which are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Default.
          SECTION 5.12. Compliance with Laws. Comply with all laws, regulations, consent decrees and orders of any Governmental Authority applicable to it or its property, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.13. Further Assurances. Execute any and all further documents, financing statements, agreements, amendments, supplements and instruments, and take all further actions (including filing Uniform Commercial Code and other financing or continuation statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents in favor of the Collateral Agent for the ratable benefit of the Secured Parties. The Borrower will cause any subsequently acquired or organized Domestic Subsidiary to become a Loan Party (in the case of the Target and each Domestic Subsidiary of the Target, by no later than the Merger Date) by executing the Guarantee and Collateral Agreement and each applicable Security Document in favor of the Collateral Agent. In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of the assets and properties of the Loan Parties as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of the Borrower and its Domestic Subsidiaries (in the case of the Target and each Domestic Subsidiary of the Target, such security to be granted by no later than the Merger Date) (including real and other properties acquired subsequent to the Amendment No. 1 Effective Date but subject to limitations and exceptions expressly set forth in the Security Documents)). Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Collateral Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section. The Borrower agrees to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien. In furtherance of the foregoing, the Borrower will give prompt notice to the Administrative Agent of the acquisition by it or any of the Subsidiaries of any real property (or any interest in real property) having a value in excess of $1,000,000.
          SECTION 5.14. Interest Rate Protection. No later than the 90th day after the Amendment No. 1 Effective Date, enter into, and for a minimum of two years thereafter maintain, Hedging Agreements acceptable to the Administrative Agent that result in at least 50% of the aggregate principal amount of its funded long-term Indebtedness being effectively subject to a fixed or maximum interest rate acceptable to the Administrative Agent.
          SECTION 5.15. Consummation of the Merger. Use commercially reasonable efforts to complete the Merger (which efforts shall include voting, or causing to be voted, all of the Shares then owned by the Borrower or any of its Subsidiaries in favor of the Merger, to the extent any such vote is taken pursuant to the Merger Agreement) in accordance with the terms of the Merger Agreement as promptly as practicable following the consummation of the Tender Offer.
ARTICLE VI
Negative Covenants

          The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not cause or permit any of the Subsidiaries to:
          SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:
          (a) Indebtedness for borrowed money existing on the Amendment No. 1 Effective Date and set forth in Schedule 6.01 and any extensions, renewals or replacements of such Indebtedness to the extent that the principal amount of such Indebtedness is not increased, neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms no less favorable to the Lenders, and the original obligors in respect of such Indebtedness remain the only obligors thereon;
          (b) Indebtedness of the Borrower outstanding from time to time hereunder and all guarantees thereof by the Subsidiary Guarantors;
          (c) intercompany Indebtedness of the Borrower and the Subsidiaries to the extent permitted by Section 6.04(c) so long as any such Indebtedness owed by any Loan Party to a person that is not a Loan Party is subordinated to the Obligations pursuant to an Affiliate Subordination Agreement;
          (d) Guarantees by any Loan Party of Indebtedness of any other Loan Party;
          (e) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(e), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 6.01(f) shall not exceed $25,000,000 at any time outstanding;
          (f) Capital Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all

Indebtedness incurred pursuant to Section 6.01(e), not in excess of $25,000,000 at any time outstanding;
          (g) Indebtedness under performance bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;
          (h) Indebtedness incurred by Foreign Subsidiaries in an aggregate principal amount not exceeding $25,000,000 at any time outstanding;
          (i) Indebtedness of any person that becomes a Subsidiary after the Amendment No. 1 Effective Date; provided that (i) such Indebtedness exists at the time such person becomes a Subsidiary and is not created in contemplation of or in connection with such person becoming a Subsidiary, (ii) immediately before and after such person becomes a Subsidiary, no Default or Event of Default shall have occurred and be continuing and (iii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(i) shall not exceed $25,000,000 at any time outstanding;
          (j) Indebtedness created under Hedging Agreements that (i) are required by Section 5.14 or (ii) are entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for speculative purposes or entered into to take advantage of reduced interest rates by converting fixed rate obligations into floating rate obligations;
          (k) Permitted ARS Indebtedness; provided that the Specified Share of the Net Cash Proceeds of such Indebtedness shall be applied as set forth in Section 2.13(i);
          (l) Indebtedness of the Borrower outstanding from time to time under the Term Loan Credit Agreement in an aggregate principal amount not to exceed $300,000,000, all guarantees thereof by any Subsidiary Guarantor and any refinancing, renewals or extensions of all or any part thereof; provided that (i) the amount of the Indebtedness under the Term Refinanced Indebtedness (defined below) at the time of such refinancing, renewal or extension is not increased by the Term Refinancing Indebtedness (defined below) except by an amount equal to reasonable fees and expenses incurred in connection with such refinancing, renewal or extension, (ii) the maturity date of such refinancing, renewing or extending indebtedness (the “Term Refinancing Indebtedness”) is no earlier than the maturity date of the Indebtedness being refinanced, renewed or extended (“Term Refinanced Indebtedness”) and the average life to maturity of such Term Refinancing

Indebtedness is at least equal to that of the Term Refinanced Indebtedness, (iii) the terms (other than pricing and yield) of such Term Refinancing Indebtedness or of any agreement entered into or of any instrument issued in connection therewith are not less favorable in any material respect to the Loan Parties or the Lenders than the terms of Term Refinanced Indebtedness or any agreement or instrument governing the Term Refinanced Indebtedness, (iv) the obligors of the Term Refinancing Indebtedness shall not include any person that is not an obligor on the Term Refinanced Indebtedness (unless such obligor is or becomes at such time a Loan Party), and (v) if the Term Refinancing Indebtedness is secured, it is secured on an equal and ratable or junior basis to the Obligations on substantially the same terms as the Term Indebtedness is secured on the Amendment No. 1 Effective Date and otherwise on terms reasonably acceptable to the Administrative Agent; and
          (m) other Indebtedness of the Borrower or the Subsidiaries in an aggregate principal amount not exceeding $50,000,000 at any time outstanding; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Subsidiary Guarantors permitted by this clause shall not exceed $25,000,000 at any time outstanding.
          SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect thereof, or assign or transfer any such income or revenues or rights in respect thereof, except:
          (a) Liens on property or assets of the Borrower and the Subsidiaries existing on the Amendment No. 1 Effective Date and set forth in Schedule 6.02; provided that such Liens shall extend only to those assets to which they extend on the Amendment No. 1 Effective Date and shall secure only those obligations which they secure on the Amendment No. 1 Effective Date;
          (b) any Lien (i) created under the Loan Documents or (ii) granted in favor of the Swingline Lender or Issuing Bank pursuant to arrangements designed to eliminate such Swingline Lender’s or Issuing Bank’s risk with respect to any Defaulting Lender’s or Defaulting Lenders’ participation in Swingline Loans or Letters of Credit, respectively, as contemplated by Section 2.03(a) or Section 2.04(a), respectively;
          (c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or assets of any person that becomes a Subsidiary after the Amendment No. 1 Effective Date prior to the time such person becomes a Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary, (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such person becomes a Subsidiary, as the case may be and (iv) such Lien does not materially interfere with the intended use, occupancy and operation of any asset or property subject thereto;
          (d) Liens for taxes, assessments, charges or levies not yet due or which are being contested in compliance with Section 5.03;
          (e) carriers’, warehousemen’s, mechanics’, landlord’s (or lessor’s under operating leases), materialmen’s, repairmen’s, custom and revenue authorities’, or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable beyond the applicable grace period therefor or that are being contested in compliance with Section 5.03;
          (f) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;
          (g) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, liability to insurance carriers under insurance or self-insurance arrangements, surety and appeal bonds, performance bonds, statutory bankers’ liens on moneys held in bank accounts and other obligations of a like nature, in each case incurred in the ordinary course of business;
          (h) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of the Subsidiaries;
          (i) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 180 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary;
          (j) Liens deemed to exist in connection with Capital Lease Obligations permitted under Section 6.01;
          (k) attachment or judgment Liens not constituting an Event of Default under Article VII;
          (l) Liens on assets of Foreign Subsidiaries; provided that (i) such Liens do not extend to, or encumber, assets that constitute Collateral or the Equity Interests of any of the Subsidiaries, and (ii) such Liens extending to the assets of any Foreign Subsidiary secure only Indebtedness incurred by such Foreign Subsidiary pursuant to Section 6.01(h);
          (m) Liens in favor of any Governmental Authority with respect to progress payments under any governmental contract entered into in the ordinary course of business;
          (n) Liens on Margin Stock if and to the extent that the value of all such Margin Stock exceeds 25% of the value of the total assets subject to the restrictions on Liens set forth in this Section 6.02;
          (o) Liens on auction rate securities of the Borrower or any other Loan Party (or on the securities account to which such auction rate securities are credited (so long as no other securities are credited thereto) and proceeds thereof); provided that (i) such Liens secure Permitted ARS Indebtedness and (ii) such Liens do not apply to any other property or assets of the Borrower or any Subsidiary;
          (p) licenses, sublicenses, leases and subleases not relating to any financing, granted to third persons in the ordinary course of business and not interfering in any material respect with the business of the Borrower and the Subsidiaries;
          (q) Liens attaching to assets (other than Collateral) with an aggregate fair market value at the time of attachment not in excess of, and securing liabilities not in excess of, $20,000,000 in the aggregate at any time outstanding; and
          (r) Liens securing obligations under the Term Loan Documents or securing Term Refinancing Indebtedness permitted by Section 6.01(l) covering Collateral that is also subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties (“Term Liens”); provided that such Liens are pari passu with, or junior to, the Liens securing the Obligations on terms substantially the same as those applicable to the Liens securing the obligations under the Term Loan Documents on the

Amendment No. 1 Effective Date or otherwise on terms reasonably acceptable to the Administrative Agent.
          SECTION 6.03. Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale or transfer of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.
          SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any similar investment or any other similar interest in, any other person, except:
          (a) (i) investments by the Borrower and the Subsidiaries existing on the Amendment No. 1 Effective Date in the Equity Interests of the Subsidiaries and other investments existing on the Amendment No. 1 Effective Date and set forth on Schedule 6.04(a) and (ii) additional investments by the Borrower and the Subsidiaries in the Equity Interests of the Subsidiaries; provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Guarantee and Collateral Agreement (subject to the limitations referred to therein) and (B) the aggregate amount of investments made after the Amendment No. 1 Effective Date by Loan Parties in, and loans and advances made after the Amendment No. 1 Effective Date by Loan Parties to, Subsidiaries that are not Loan Parties (determined without regard to any write-downs or write-offs of such investments, loans and advances) shall not exceed $20,000,000 at any time outstanding;
          (b) Permitted Investments;
          (c) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the Guarantee and Collateral Agreement, (ii) such loans and advances made to any Loan Party by any Subsidiary that is not a Loan Party shall be unsecured and subordinated to the Obligations pursuant to an Affiliate Subordination Agreement and (iii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (a) above;

          (d) repurchases by the Borrower of its common stock to the extent permitted under Section 6.06;
          (e) Guarantees by any Loan Party of the Convertible Notes;
          (f) extensions of trade credit in the ordinary course of business;
          (g) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
          (h) loans and advances to officers and employees of the Borrower or any Subsidiary in the ordinary course of business (including for travel, entertainment, payroll advances and relocation expenses) in an aggregate principal amount outstanding at any time when taken together with the aggregate principal amount outstanding of investments made under clause (i) below (in each case determined without regard to any write-downs or write-offs of such loans and advances) not to exceed $20,000,000 at such time;
          (i) promissory notes or other evidences of Indebtedness received by the Borrower from officers or employees of the Borrower or any Subsidiary (or any loan or advance made to any Plan) in connection with the purchase of Equity Interests in the Borrower in an aggregate principal amount outstanding at any time when taken together with the aggregate principal amount outstanding of investments made under clause (h) above (in each case determined without regard to any write-downs or write-offs of such loans and advances) not to exceed $20,000,000 at such time;
          (j) the Borrower and the Subsidiaries may enter into Hedging Agreements permitted under Section 6.01(j);
          (k) the Acquisition;
          (l) the Borrower or any Subsidiary may acquire all or substantially all the assets of a person or line of business of such person, or not less than 100% of the Equity Interests (other than directors’ qualifying shares) of a person (referred to herein as the “Acquired Entity”); provided that (i) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, the Borrower or any Subsidiary; (ii) the Acquired Entity shall be in a similar line of business as that of the Borrower or any of its Subsidiaries as conducted during the current and most recent calendar year (or business activities reasonably incidental thereto); and (iii) at the time of such transaction (A) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; (B) the Borrower would be in compliance with the covenants set forth in Sections 6.11 and 6.12 as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, and 5.04(c) have been delivered or for which comparable financial statements have been filed with the SEC, after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in this Section 6.04(l) occurring after such period) as if such transaction had occurred as of the first day of such period (assuming, for purposes of pro forma compliance with Section 6.12, that the maximum Leverage Ratio permitted at the time by such Section was in fact 0.25 to 1.00 less than the ratio actually provided for in such Section at such time); (C) after giving effect to such acquisition, the aggregate amount of unused and available Revolving Credit Commitments, cash and Permitted Investments of the Borrower and the Subsidiaries must be at least $50,000,000; (D) the total consideration paid in connection with such acquisition and any other acquisitions pursuant to this Section 6.04(l) (including any Indebtedness of the Acquired Entity that is assumed by the Borrower or any Subsidiary following such acquisition and any payments following such acquisition pursuant to earn-out provisions or similar obligations) shall not in the aggregate exceed $200,000,000 during the term of this Agreement; (E) the Borrower shall have delivered a certificate of a Financial Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance satisfactory to the Administrative Agent and (F) the Borrower shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 5.13 and the Security Documents (any acquisition of an Acquired Entity meeting all the criteria of this Section 6.04(l) being referred to herein as a “Permitted Acquisition”);
          (m) investments, loans or advances made in connection with the license, development, manufacture or distribution of pharmaceutical compounds or products or medical devices, in each case from or through third parties (including other pharmaceutical companies) by collaborative efforts or otherwise and in the ordinary course of business;
          (n) investment received as consideration for Asset Sales permitted by Section 6.05(b); and
          (o) additional investments, loans and advances by the Borrower and the Subsidiaries (other than an investment of the type described in clause (h) or (i) above) so long as the aggregate amount invested, loaned or advanced pursuant to this paragraph (o) (determined without regard to any write-downs or write-offs of such investments, loans and advances) does not exceed $50,000,000 in the aggregate.

          SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. (a) Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower or less than all the Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person or assets that are substantial in relation to the Borrower and the Subsidiaries taken as a whole, except that (i) the Borrower and any Subsidiary may purchase and sell inventory in the ordinary course of business and (ii) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing, (A) any Wholly Owned Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (B) any Wholly Owned Subsidiary may merge into or consolidate with any other Wholly Owned Subsidiary in a transaction in which the surviving entity is a Wholly Owned Subsidiary and no person other than the Borrower or a Wholly Owned Subsidiary receives any consideration (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party), (C) the Acquisition shall be permitted and (D) the Borrower and the Subsidiaries may make Permitted Acquisitions.
     (b) Make any Asset Sale otherwise permitted under paragraph (a) above unless (i) such Asset Sale is for consideration at least 85% of which is cash (including, with respect to Asset Sales constituting licenses of intellectual property relating to pharmacological products or medical devices, through royalty payments), (ii) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of and (iii) the fair market value of all assets sold, transferred, leased or disposed of pursuant to this paragraph (b) (other than auction rate securities and other than Required Divestitures) shall not exceed $200,000,000 in the aggregate during the term of this Agreement.
          SECTION 6.06. Restricted Payments; Restrictive Agreements. (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that (i) the Borrower may declare and pay dividends or make other distributions on its capital stock to the extent made solely with common stock of the Borrower, (ii) any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders, (iii) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Borrower may repurchase its Equity Interests owned by employees of the Borrower or the Subsidiaries or make payments to employees of the Borrower or the Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees in an aggregate amount not to exceed $5,000,000 in any fiscal year and (iv) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Borrower may make additional Restricted Payments in an aggregate amount not to exceed $5,000,000 in any fiscal year.
     (b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law, any Loan Document, the Term Loan Credit Agreement or any agreement governing Term Refinancing Indebtedness (subject to clause (iii) of Section 6.01(l)), (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) the foregoing shall not apply to restrictions and conditions imposed on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder, (D) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (E) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
          SECTION 6.07. Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that (a) this Section shall not apply to transactions solely between or among Loan Parties and (b) the Borrower or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.
          SECTION 6.08. Business of Borrower and Subsidiaries. Engage to any material extent at any time in any business or business activity other than the business currently conducted by it and business activities reasonably incidental thereto.
          SECTION 6.09. Other Indebtedness and Agreements. (a) Permit (i) any waiver, supplement, modification or amendment of the Convertible Notes,

the Convertible Note Indenture or any other document relating to the Convertible Notes, (ii) except in connection with a refinancing permitted by Section 6.01(l), any waiver, supplement, modification or amendment of the Term Loan Documents or of documents governing Term Refinancing Indebtedness, if such waiver, supplement, modification or amendment would (A) increase the amount of Term Indebtedness thereunder except by an amount equal to reasonable fees and expenses incurred in connection with such waiver, supplement, modification or amendment (B) change the maturity date to a date that is earlier than the maturity date in effect immediately prior to such amendment, (C) shorten the average life to maturity of such Term Indebtedness, (D) result in the terms of such Term Indebtedness or of any agreement entered into or of any instrument issued in connection therewith to be less favorable in any material respect to the Loan Parties or the Lenders, (E) add any obligor (unless such obligor is or becomes at such time a Loan Party) or (F) cause the Term Indebtedness to be secured on a basis other than equally and ratably with, or junior to, the Obligations on substantially the same terms as the Term Indebtedness is secured on the Amendment No. 1 Effective Date except as shall be acceptable to the Administrative Agent, (iii) any waiver, supplement, modification, amendment, termination or release of any other indenture, instrument or agreement pursuant to which any other Material Indebtedness of the Borrower or any of the Subsidiaries is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to the Borrower, any of the Subsidiaries or the Lenders or (iv) any waiver, supplement, modification or amendment of (A) its certificate of incorporation, bylaws, operating, management or partnership agreement or other organizational documents or (B) any other agreement that is material to the conduct of its business, to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect.
           (b) (i) Permit any alteration, amendment or other change or supplement to the Tender Offer Documentation or the Merger Agreement that could reasonably be expected to be materially adverse to the rights or interests of the Administrative Agent or the Lenders or (ii) permit any waiver, alteration, amendment or other change or supplement to any condition to the Tender Offer Documentation or the Merger Agreement without the prior written consent of the Joint Arrangers (such consent not to be unreasonably withheld or delayed).
           (c) (i) Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Indebtedness except (A) the payment of the Indebtedness created hereunder, (B) the payment of the Term Indebtedness, (C)

refinancings of Indebtedness permitted by Section 6.01(a), (D) the payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (E) any payment of Indebtedness owed by Foreign Subsidiaries that is not subordinated in right of payment to the Obligations and (F) so long as no Default or Event of Default shall have occurred and be continuing, any payments with respect to Indebtedness that (x) has an aggregate outstanding principal amount not greater than $25,000,000 and (y) is not subordinated in right of payment to the Obligations or (ii) pay in cash any amount in respect of any Indebtedness or preferred Equity Interests that may at the obligor’s option be paid in kind or in other securities.
          SECTION 6.10. Capital Expenditures.(a) Permit the aggregate amount of Capital Expenditures made by the Borrower and the Subsidiaries in any fiscal year set forth below to exceed the amount set forth below for such fiscal year:

Period	Amount
Fiscal year ended 12/31/09	$95,000,000
Fiscal year ended 12/31/10	$95,000,000
Fiscal year ended 12/31/11	$100,000,000
Fiscal year ended 12/31/12	$105,000,000
          The amount of permitted Capital Expenditures set forth above in respect of any fiscal year commencing with the fiscal year ending on December 31, 2010, shall be increased (but not decreased) by (a) an amount equal to 50% of the amount of unused permitted Capital Expenditures for the immediately preceding fiscal year less (b) an amount equal to unused Capital Expenditures carried forward to such preceding fiscal year.
          SECTION 6.11. Consolidated Interest Expense Coverage Ratio. Permit the Consolidated Interest Expense Coverage Ratio for any period of four consecutive fiscal quarters, in each case taken as one accounting period, ending on a date set forth below (excluding any such date occurring prior to the last day of the first full fiscal quarter following the Amendment No. 1 Effective Date) to be less than:
          (a) for any such date occurring on or prior to the last day of the fiscal quarter in which the Skelaxin Trigger Event occurs, the ratio set forth below opposite such date:

Date	Ratio
03/31/09	4.00:1
06/30/09	4.00:1
09/30/09	4.00:1
12/31/09	4.00:1
03/31/10	4.00:1
06/30/10	4.00:1
09/30/10	4.00:1
12/31/10	4.00:1
03/31/11	4.00:1
06/30/11	4.00:1
09/30/11	4.00:1
12/31/11	4.00:1
03/31/12	4.00:1
(b) thereafter, the ratio set forth below opposite such date:

Date	Ratio
03/31/09	3.75:1
06/30/09	3.75:1
09/30/09	3.75:1
12/31/09	3.75:1
03/31/10	3.75:1
06/30/10	3.75:1
09/30/10	4.00:1
12/31/10	4.00:1
03/31/11	4.00:1
06/30/11	4.00:1
09/30/11	4.00:1
12/31/11	4.00:1
03/31/12	4.00:1

          SECTION 6.12. Maximum Leverage Ratio. Permit the Leverage Ratio on any date during a period set forth below (excluding any such date prior to the last day of the first full fiscal quarter to end following the Amendment No. 1 Effective Date) to be greater than:
          (a) for any such date prior to the last day of the fiscal quarter in which the Skelaxin Trigger Event occurs, the ratio set forth below opposite such period:

Period	Ratio
03/31/09 through 06/29/09	2.25:1
06/30/09 through 09/29/09	2.50:1
09/30/09 through 12/30/09	2.65:1
12/31/09 through 03/30/10	2.30:1
03/31/10 through 06/29/10	2.10:1
06/30/10 through 09/29/10	2.00:1
09/30/10 through 12/30/10	1.75:1
12/31/10 through 03/30/11	1.50:1
03/31/11 through 06/29/11	1.50:1
06/30/11 through 09/29/11	1.50:1
09/30/11 through 12/30/11	1.50:1
12/31/11 through 03/30/12	1.50:1
03/31/12 through Maturity Date	1.50:1
          (b) thereafter, the ratio set forth below opposite such period:

Period	Ratio
03/31/09 through 06/29/09	2.25:1
06/30/09 through 09/29/09	2.50:1
09/30/09 through 12/30/09	3.25:1
12/31/09 through 03/30/10	3.25:1
03/31/10 through 06/29/10	3.25:1
06/30/10 through 09/29/10	3.15:1

Period	Ratio
09/30/10 through 12/30/10	2.70:1
12/31/10 through 03/30/11	2.10:1
03/31/11 through 06/29/11	2.00:1
06/30/11 through 09/29/11	2.00:1
09/30/11 through 12/30/11	2.00:1
12/31/11 through 03/30/12	2.00:1
03/31/12 through Maturity Date	1.50:1
          SECTION 6.13. Fiscal Year. Change the end of its fiscal year from December 31 to any other date.
          SECTION 6.14. Certain Equity Securities. Issue any Equity Interest that is not Qualified Capital Stock.
ARTICLE VII
Events of Default
          In case of the happening of any of the following events (“Events of Default”):
          (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the Borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
          (b) default shall be made in the payment of any principal of any Loan or any reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
          (c) default shall be made in the payment of any interest on any Loan or any Fee or L/C Disbursement or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

          (d) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.02, 5.05 or 5.08 or in Article VI;
          (e) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Administrative Agent or any Lender to the Borrower or (ii) knowledge thereof of the Borrower;
          (f) (i) the Borrower or any Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable, (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness (other than any Term Indebtedness) or any trustee or agent on its or their behalf to cause any Material Indebtedness (other than any Term Indebtedness) to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (iii) any “Event of Default” (as defined in the Term Loan Credit Agreement) shall occur;
          (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Subsidiary, or of a substantial part of the property or assets of the Borrower or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or a Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
          (h) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;
          (i) one or more judgments shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $35,000,000 or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;
          (j) an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding $35,000,000;
          (k) any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);
          (l) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to (i) maintain possession of certificates representing securities pledged under the Guarantee and Collateral Agreement or (ii) file or record any financing statement delivered to the Collateral Agent by the Borrower; or
          (m) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.
ARTICLE VIII
The Administrative Agent and the Collateral Agent
          Each Lender and each Issuing Bank hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender. The institution serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

          Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.
          Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-

agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Agent.
          Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor (subject to any restriction on appointing a successor Collateral Agent set forth in the Security Documents). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as the case may be (subject to any restriction on appointing a successor Collateral Agent set forth in the Security Documents). Any such resignation by such Agent hereunder shall also constitute, to the extent applicable, its resignation as an Issuing Bank and the Swingline Lender, in which case such resigning Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Bank or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.
          Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
          Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Joint Arrangers, the Co-Syndication Agents, the Co-Documentation Agents and the Managing Agent are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each of the Joint Arrangers, the Co-Syndication Agents, the Co-Documentation Agents and the Managing Agent shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents. Without limitation of the foregoing, neither the Joint Arrangers, the Co-Syndication Agents, the Co-Documentation Agents nor the Managing Agent in their respective capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other person.
          In furtherance of the foregoing, each Lender and each Issuing Bank hereby irrevocably authorize the Agents, at their option and in their discretion, to:
     (a) release any Lien on any property granted or held by the Agents under the Loan Documents (i) upon termination or expiration of the Total Revolving Credit Commitments and payment in full of all Obligations (other than contingent indemnification and expense reimbursement obligations as to which no claim shall have been asserted) and the expiration or termination of Letters of Credit (or entry into arrangements satisfactory to the Issuing Banks with respect thereto), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document or (iii) if approved, authorized or ratified in writing in accordance with Section 9.08; and
     (b) release any Guarantor from its obligations under its guaranty if such person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
          Upon request by either Agent, the Required Lenders will confirm in writing such Agent’s authority to release its interests in particular types of collateral or to release any Guarantor from its obligations to guarantee pursuant to this Article VIII (it being understood that any Agent’s failure to make such a request shall not affect the authority expressly granted to the Agent by the terms hereof or any other Loan Document).
          Each Lender (and each person that becomes a Lender hereunder pursuant to Section 9.04) and each Issuing Bank hereby (i) acknowledges that

Credit Suisse (and any successor to Credit Suisse in such capacities) is acting under the Security Documents in multiple capacities as the Administrative Agent, the Collateral Agent and the administrative agent and the collateral agent for the lenders party to the Term Loan Credit Agreement pursuant to the Term Loan Documents and (ii) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against Credit Suisse (and such successor) any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto. Each Lender (and each person that becomes a Lender hereunder pursuant to Section 9.04) and each Issuing Bank hereby authorizes and directs Credit Suisse (and such successor) to enter into the Security Documents on behalf of such Lender and such Issuing Bank and agrees that Credit Suisse (and such successor), in its various capacities thereunder, may take such actions on its behalf as is contemplated by the terms of the Security Documents.
ARTICLE IX
Miscellaneous
          SECTION 9.01. Notices. Notices and other communications provided for herein and in the other Loan Documents shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
          (a) if to the Borrower, to it at 501 Fifth Street, Bristol, TN 37620, Attention of Randy Sharrow (Facsimile No. (423) 990-0951), with a copy to James Elrod at the above address (Facsimile No. (423) 990-2566);
          (b) if to the Administrative Agent, to Credit Suisse, Agency Manager, One Madison Avenue, New York, NY 10010, Facsimile No. 212-322-2291, Email: agency.loanops@credit-suisse.com);
          (c) if to a Lender, to it at its address (or facsimile number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto; and
          (d) if to an Issuing Bank, to it at its address (or facsimile number) set forth on Schedule 2.01 or in the Issuing Bank Agreement pursuant to which such person became an Issuing Bank.
All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, or sent by facsimile, or on the date that is five (5) Business Days after dispatch by certified or registered mail, if mailed, in each case delivered, sent or mailed (properly addressed) to such party, as provided in this Section or in accordance with the latest unrevoked direction from such party in accordance with this Section.
          As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.
          The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article V, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request, a notice pursuant to Section 2.12 or a notice requesting the issuance, amendment, extension or renewal of a Letter of Credit pursuant to Section 2.04, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.
          The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 9.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC,” unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms of the Loan Documents.
          Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
          THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY

OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
          The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.
          Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
          SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Banks and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Banks, regardless of any investigation made by the Lenders or the Issuing Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments or the L/C Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or Issuing Bank.
          SECTION 9.03. Binding Effect. This Agreement shall become effective and legally binding on the parties hereto when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
          SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Banks or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
          (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to another Lender or an Affiliate or Related Fund of the assigning Lender or another Lender, (x) each of the Borrower, the Administrative Agent, each Issuing Bank and the Swingline Lender must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); provided, that the consent of the Borrower shall not be required to any such assignment made (A) to another Lender or an Affiliate or Related Fund of the assigning Lender or another Lender or (B) after the occurrence and during the continuance of any Default or Event of Default and (y) the amount of the Commitments of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or, if less, the entire remaining amount of such Lender’s Commitments); provided that simultaneous assignments by or to two or more Related Funds shall be combined for the purpose of determining whether the minimum assignment requirement is met, (ii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax form as required by the Internal Revenue Service and (iii) the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent and Assignment and Acceptance. Upon acceptance and recording pursuant to paragraph (e) of this Section and payment of the processing and recording fee referred to therein, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement, other than any claims by the Borrower for violations by such Lender of the provisions of this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).
          (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitments, and the outstanding balances of its Loans, without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any of the Subsidiaries or the performance or observance by the Borrower or any of the Subsidiaries of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

          (d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, all L/C Disbursements, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be prima facie evidence of the matters recorded therein and the Borrower, the Administrative Agent, the Issuing Banks, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register and any Assignments and Acceptances delivered to the Administrative Agent pursuant to this Section 9.04(d) shall be available for inspection by the Borrower, the Issuing Banks, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder) and any tax form required by the Internal Revenue Service, a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent) and, if required, the written consent of the Borrower, the Swingline Lender, each Issuing Bank and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower, Lenders, each Issuing Bank and the Swingline Lender. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).
          (f) Each Lender may without the consent of the Borrower, the Swingline Lender, any Issuing Bank or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders; provided that no participant shall be entitled to receive any greater amount pursuant to Section 2.14 or 2.20 than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such participant had no such transfer occurred and (iv) the Borrower, the Administrative Agent, the Issuing Banks and the Lenders

shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans, increasing or extending the Commitments or releasing all or substantially all the Guarantors or the Collateral).
          (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16 and, in the case of any assignee, the Administrative Agent shall provide the Borrower with an execution copy of such agreement.
          (h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such an assignment to a Federal Reserve Bank, the Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to the Borrower by the assigning Lender hereunder.
          (i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such

Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section may not be amended without the written consent of the SPC.
          (j) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, each Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.
          (k) In the event that any Lender shall become a Defaulting Lender or S&P, Moody’s or Thompson’s Bank Watch (or Insurance Watch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Lender, downgrade the long-term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by Insurance Watch Ratings Service)) (or, with respect to any Lender that is not rated by any such ratings service or provider, any Issuing Bank or the Swingline Lender shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Lender) then such Issuing Bank or the Swingline Lender shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Revolving Credit Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) such Issuing Bank, the Swingline Lender or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.
          SECTION 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Joint Arrangers, the Administrative Agent, the Collateral Agent, the Issuing Banks and the Swingline Lender in connection with the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Joint Arrangers, the Administrative Agent, the Collateral Agent or any Issuing Bank or Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Davis Polk & Wardwell, counsel for the Joint Arrangers, the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any counsel for the Joint Arrangers, the Administrative Agent, the Collateral Agent or any Lender.
          (b) The Borrower agrees to indemnify the Joint Arrangers, the Administrative Agent, the Collateral Agent, each Lender and Issuing Bank, the Swingline Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including reasonable outside counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective shareholders or Affiliates) or (iv) any actual or alleged presence, Release or threatened Release of Hazardous Materials on any property or facility presently or formerly owned, leased or operated by the Borrower or any of the Subsidiaries, or any Environmental Claim related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.
          (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, such Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure and unused Commitments at the time (in each case, determined as if no Lender were a Defaulting Lender).
          (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
          (e) The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender or Issuing Bank. All amounts due under this Section shall be payable on written demand therefor.

          SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding payroll and related trust fund accounts) at any time held and other indebtedness at any time owing by such Lender (or its Affiliates) to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          SECTION 9.07. APPLICABLE LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500 (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.
          SECTION 9.08. Waivers; Amendments. (a)No failure or delay of the Borrower, the Administrative Agent, the Collateral Agent or any Issuing Bank or Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the

Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
          (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified other than pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, by the Loan Parties party thereto and the Administrative Agent or the Collateral Agent, as the case may be, with the consent of the Required Lenders. No agreement referred to in the preceding sentence shall (i) decrease the principal amount, or extend the maturity, of any scheduled date of payment or date for reimbursement of or any date for the payment of any interest on, any Loan or L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement or decrease the amount, or extend any scheduled date of payment, of any Fees, without the prior written consent of each Lender affected thereby, (ii) increase or extend any Commitment or decrease or extend the date for payment of the Commitment Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the provisions of Section 2.17 or 9.04(j), the provisions of this Section (other than to impose additional restrictions on amendments) or the definition of the term “Required Lenders” without the prior written consent of each Lender, (iv) release any Guarantor (A) whose total assets represent at the time of such release more than 10% of the total assets of the Borrower and its consolidated Subsidiaries or (B) whose total revenues represent at the time of such release more than 10% of the total revenues of the Borrower and its consolidated Subsidiaries or all or substantially all the Collateral without the prior written consent of each Lender or (v) amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, any Issuing Bank or the Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent, such Issuing Bank or the Swingline Lender.
          SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
          SECTION 9.10. Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents, except as expressly agreed therein. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
          SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
          SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
          SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
          SECTION 9.15. Jurisdiction; Consent to Service of Process. (a)The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.
          (b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          SECTION 9.16. Confidentiality.
          Each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (i) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (ii) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (v) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (x) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (vi) with the consent of the Borrower or (vii) to the extent such Confidential Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Confidential Information” shall mean all information received from the Borrower and related to the Borrower or its business, other than any such information that was available to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure by the Borrower; provided that, in the case of Confidential Information received from the Borrower after the Amendment No. 1 Effective Date, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Confidential Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such person would accord its own confidential information.
          SECTION 9.17. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 9.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.
          SECTION 9.18. Patriot Act. Each Lender and the Administrative Agent(for itself and not on behalf of any Lender) hereby notifies the Borrower, for itself and the Subsidiaries, that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and the Subsidiaries, which information includes the name and address of the Borrower and the Subsidiaries and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the Subsidiaries in accordance with the Patriot Act.
          SECTION 9.19. No Fiduciary Duty. The Borrower, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby or by any other Loan Document and any communications in connection therewith, the Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Issuing Banks, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Issuing Banks, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

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